As filed with the Securities and Exchange Commission on December 19, 2007
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Velocity Asset Management, Inc.
(Name of small business issuer in its charter)

Delaware	6153	65-00008422
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1800 Route 34 North
Building 4, Suite 404A
Wall, NJ 07719
(732) 556-9090
(Address and telephone number of principal executive offices)

John C. Kleinert
President and Chief Executive Officer
1800 Route 34 North
Building 4, Suite 404A
Wall, NJ 07719
(732) 556-9090
(Name, address and telephone number of agent for service)

Copies to:

Brian Daughney, Esq. Sarah E. Williams, Esq. Steven Saide, Esq. Ellenoff Grossman & Schole LLP 370 Lexington Avenue, 19th Floor New York, New York 10017 (212) 370-1300 Fax: (212) 370-7889	Bradley A. Haneberg, Esq. Anthony W. Basch, Esq. Kaufman & Canoles, P.C. Three James Center 1051 East Cary Street, 12th Floor Richmond, Virginia 23219 (804) 771-5700 Fax: (804) 771-5777

Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this  Form is a post-effective amendment filed pursuant to  Rule 462(c) under the Securities  Act, check the  following box and list the Securities Act registration statement  number of  the earlier effective  registration  statement for the  same  offering. ☐

If this Form is a  post-effective amendment  filed pursuant to  Rule 462(d) under  the Securities  Act, check  the following box  and list the  Securities Act registration statement  number of the  earlier effective registration  statement for the  same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Units, each unit consisting of: (1)	[ ]	[$ ]	$8,625,000.00(1)	$338.96

(i) one share of common stock(2);	[ ]	—	—	—

(ii) one warrant to purchase one quarter of a share of our common stock; and (2)	[ ]	—	— (4)	—

Common stock issuable upon exercise of warrants(1)(2)	[ ]	[$ ]	$2,695,312.50(5)	$105.93

Underwriter warrants(3)			$1,078,125.00(6)	$42.37

Common stock issuable upon exercise of the underwriter warrants(1)(2)	[ ]	[$ ]	— (4)	—

Total			$12,398,437.50	$487.26

(1)	Includes $1,125,000 of units which the underwriter has the option to purchase to cover over-allotments, if any.

(2)	Pursuant to Rule 416, this Registration Statement also covers any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transactions.

(3)

In connection with the sale of the units, the registrant will issue to the representative of the underwriter warrants to purchase shares of common stock in the amount equal to 10% of the number of units sold in this offering. The exercise price of the underwriter warrants will be 125% of the offering price of the units.

(4)	Pursuant to Rule 457(g)(3) under the Securities Act, no additional registration fee is required.

(5)

Calculated pursuant to Rule 457(g)(1) under the Securities Act as follows: each four (4) warrants are exercisable for one share of common stock, at a price equal to 125% of the price at which the units are offered to the public.

(6)

Calculated pursuant to Rule 457(g)(1) under the Securities Act as follows: The underwriter will be granted warrants to purchase shares of common stock in the amount equal to 10% of the number of units sold in this offering. The exercise price of the warrants will be 125% of the offering price of the units.

                The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated December 19, 2007

PRELIMINARY PROSPECTUS

$7,500,000

Velocity Asset Management, Inc.

[  ] units
Each unit consisting of one share of common stock and
one warrant to purchase one-fourth of one share of common stock

          This is a firm commitment public offering of [      ] units by Velocity Asset Management, Inc. Each unit consists of one share of common stock and one warrant to purchase one quarter of a share of our common stock. The common stock and warrants will trade only as part of a unit for a maximum of 55 days following the date of this prospectus, after which the common stock and warrants will trade separately. The units are being offered by the underwriter where, as, and if delivered to and accepted by the underwriter and subject to various prior conditions, including the right to reject orders in whole or in part.

          The public offering price of our units is [$  ] per unit. The aggregate price of the units offered hereby, excluding units that may be sold on exercise of the underwriter’s over-allotment option, is $7,500,000. We have granted the underwriter a 45-day option to purchase up to an additional $1,125,000 of units, or ____ units, to cover over-allotments.

          Our shares of common stock are quoted on the American Stock Exchange (“AMEX”) under the symbol “JVI”. On ____, 2007, the closing sale price for the common stock on AMEX was $___ per share. We intend to file an application to list the warrants and units on AMEX under the symbols “____” and “____.” Once the securities comprising the units begin separate trading, the warrants will also be listed on AMEX under the symbol  “JVI.WS”. We cannot assure you, however, that any of such securities will be or continue to be listed on AMEX. In the event that the securities are not listed on AMEX, we anticipate that the units will be quoted on the OTC Bulletin Board but we cannot assure you that our securities will be so quoted or, if quoted, will continue to be quoted. Our Series A convertible preferred stock is listed on AMEX under the symbol “JVI.PR” and our common stock is listed under the symbol “JVI”.

          These are speculative securities. Investing in the units involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6.

	Per Unit		Total

Public offering price	$	____	$7,500,000
Underwriting discount(1)	$	____	$525,000
Proceeds to us, before expenses(2)	$	____	$6,975,000

(1)

This amount does not include additional compensation to be received by Anderson & Strudwick, Incorporated, underwriter for this offering, including (i) warrants to purchase one share of common stock each, in an amount equal to ten percent (10%) of the number of units sold in the offering (including any sold pursuant to the over-allotment option), at an exercise price equal to 125% of the initial offering price of the units, which warrants expire on the fifth anniversary of the completion of this offering; and (ii) the underwriter’s non-accountable expense allowance of 1% of the aggregate offering exclusive of the sale of any over-allotment securities.

(2)	The excluded expenses include the underwriter’s non-accountable expense allowance of 1% and other expenses payable by us, including legal, accounting, printing and filing fees, estimated to be $____.

                NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Anderson & Strudwick,
Incorporated

The date of this prospectus is ____________, 2007.

          You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriter is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

          You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

          We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

PROSPECTUS SUMMARY

          The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements.

          In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Velocity Asset Management, Inc.,” “Velocity,” “we,” “us,” and “our” refer and relate to Velocity Asset Management, Inc. and our consolidated, wholly owned subsidiaries, including TLOP Acquisition Company, LLC, J. Holder, Inc., VOM, LLC and Velocity Investments, LLC.

Our Company

          We were previously known as Tele-Optics, Inc. and were organized in the State of Delaware in December 1986. Since February 3, 2004, when we acquired STB, Inc. (“STB”), a New Jersey corporation, we have engaged in the acquiring, managing, collecting and servicing of distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates, through our three wholly-owned subsidiaries:

          Velocity Investments, LLC (“VI”) invests in consumer receivable portfolios purchased on the secondary market at a discount from face value and then seeks to liquidate interests contained within these portfolios through legal collection means.

          J. Holder, Inc. (“JHI”) invests in interests in distressed real property, namely, real property being sold at sheriffs’ foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title, and then seeks to liquidate these assets.

          VOM, LLC (“VOM”) invests in New Jersey municipal tax lien certificates purchased in the secondary market with the objective to profit through legal collection and owned real estate opportunities presented by the current tax environment.

Our Strategy

          Our objective is to maximize our return on investment in distressed assets. Our overall capital base is allocated among consumer receivable portfolios, interests in distressed real property and tax lien certificates based on the conditions of the particular market, the price/cost of the specific asset within such market and our internal risk/return analysis. The strategy for the allocation of capital among different types of distressed assets is determined solely by our senior management.

          Prior to 2004, the majority of our revenues derived from the realization of our distressed real property assets, which accounted for approximately 85% of our revenues during fiscal 2003, as compared to 7.5% of our revenues during such year for each of our consumer receivables and our tax lien certificates. Revenues generated from our consumer receivables business increased to $1,726,356 in fiscal 2004 or (approximately 39.6% of our total revenues for fiscal 2004), to $3,633,945 in fiscal 2005 (approximately 44.9% of our total revenues) and to $8,431,259 in fiscal 2006 (approximately 82.1% of our total revenues). Revenues from our distressed real property assets were $2,369,564 in fiscal 2004 (approximately 54.4% of our total revenues), $3,685,338 in fiscal 2005 (approximately 45.5% of our total revenues) and $1,585,175 in fiscal 2006 (approximately 15.4% of our total revenues). We intend to continue our emphasis upon consumer receivable portfolios through the use of VI’s credit facility with Wells Fargo Foothill, Inc. (“Wells Fargo”), which was increased in 2007.

          We acquire consumer receivable portfolios at a significant discount to the amount actually owed by the obligors. We acquire these portfolios after a qualitative and quantitative analysis of the underlying receivables and calculate the purchase price so that our estimated cash flow offers us an adequate return on our acquisition costs and servicing expenses. After purchasing a consumer receivable portfolio, we actively monitor its performance, the time period of collection and review and adjust our collection and servicing strategies accordingly. Although we perform some collection activities, we outsource the legal collection process to third parties to minimize overhead. Historically, all of our consumer receivables have originated from obligors in New Jersey, but since December 2004, we have acquired obligations from obligors in other states, and we intend to continue to expand our operations geographically.

          We acquire interests in distressed real property following due diligence analysis of the legal status of each property and a market analysis of the value of such property.

          We acquire tax lien certificates in the secondary market at a discount to par following due diligence analysis on the underlying properties.

          We purchase consumer receivable portfolios from creditors and others through privately negotiated direct sales and auctions in which sellers of consumer receivables seek bids from several pre-qualified debt purchasers. We pursue new acquisitions of consumer receivable portfolios, interests in distressed real property and tax lien certificates on an ongoing basis through our relationships with industry participants, collection agencies, investors and our financing sources, brokers who specialize in the sale of consumer receivable portfolios and other sources.

          Our distressed assets are purchased through internally generated cash flow, seller financed credit lines/leases and through traditional leverage methods.

Recent Events

          On February 23, 2007, we entered into a Third Amendment to the Loan Agreement dated January 27, 2005, with Wells Fargo. Pursuant to the Amended and Restated Loan Agreement, Wells Fargo permanently increased the credit facility up to $17,500,000 (the “Credit Facility”). In addition, we have agreed to maintain certain ratios with respect to outstanding advances on the Credit Facility against the estimated remaining return value on Wells Fargo financed portfolios and have agreed to maintain at least $6,500,000 in VI’s member’s equity plus 50% of VI’s net income for each calendar quarter. We have also agreed to maintain at least $21,000,000 in stockholders’ equity plus 50% of our net income for each calendar quarter.

          On July 27, 2007, we consummated the final closing of our private placement offering of 10.0% convertible subordinated notes in the aggregate principal amount of $2,350,000, due 2017, to accredited investors. The notes were sold by us through Anderson & Strudwick, which served as placement agent. The notes were offered and sold pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The notes are subordinated in liquidation preference and in right of payment to all of our existing debt and senior in right of payment and in liquidation preference to any of our future “long term” debt. In the event the Company completes a public underwritten offering of convertible debt or preferred stock (the “Convertible Offering”) through Anderson & Strudwick, Inc. on or before April 27, 2008, the notes will convert automatically into the securities in the Convertible Offering. In the event the Company does not complete the Convertible Offering on or before April 27, 2008, then the common stock is convertible, at the note holder’s option, into shares of the Company’s common stock at a price of $2.50 per share.

          On October 11, 2007, we consummated our second and final closing of our private placement offering of shares of common stock and warrants to purchase shares of common stock to accredited investors. We offered these securities pursuant to an exemption from registration under Section 4(2) of the Securities Act. In connection with this offering, we entered into a Securities Purchase Agreement and a Registration Rights Agreement with the investors. Together with the first closing, we issued aggregate of 862,500 shares of common stock at a purchase price of $2.00 per share and delivered 3-year warrants to purchase an aggregate of 172,500 shares of our common stock at a price of $2.50 per share. We received aggregate net proceeds of $1,596,500 from the placement, after payment of offering expenses of approximately $25,000 and commissions of approximately $82,500. We retained a registered FINRA broker dealer to act as placement agent. In addition, the placement agent received 2-year warrants to acquire 41,250 shares of the Company’s common stock at a price of $2.50 per share. A registration statement for the securities issued in the offering was filed on November 9, 2007 and was declared effective on November 21, 2007.

Corporate Information

          Our principal executive offices are located at 1800 Route 34 North, Building 4, Suite 404A, Wall, New Jersey 07719, and our telephone number is (732) 556-9090. Our corporate website is www.velocitycollect.com. The information on our website is not incorporated by reference in this prospectus.

This Offering

Securities offered

$7,500,000 of units, or [_____] units. Each unit consists of one share of common stock and one warrant to purchase one quarter of one share of our common stock. The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants shall trade separately on the 10th day following the earlier to occur of: (i) the expiration of the underwriter’s over-allotment option or (ii) its exercise in full.

Warrants

The warrants included in the units will be exercisable to purchase one (1) share of our common stock for each four (4) warrants, commencing __ days after the date of this prospectus. The exercise price of warrants to purchase one quarter share of our common stock is $_____. The warrants expire on the third anniversary of the date of this prospectus. Nevertheless, there is a possibility that the warrants will never be exercisable when in-the-money and that warrant holders will never receive shares or payment of cash in settlement of the warrants. See “Risk Factors” beginning on page 6 for more details.

We have the right to redeem the warrants, beginning three months after the closing of this offering, for $0.001 per warrant, at any time after the closing price of our common stock exceeds 125% of the exercise price of four (4) warrants to purchase one (1) share of common stock, for at least 20 trading days within any consecutive thirty trading day period. We are required to provide not less than 30 but not more than 60 days’ prior written notice to the warrant holders of our intention to redeem the warrants. In order for us to redeem the warrants, there must be an effective registration statement allowing for the resale of the common stock underlying the warrants.

Common stock outstanding prior to this offering	17,066,821 shares (1)

Common stock outstanding after this offering (1)	______________shares (assuming sale of all units and over-allotment units and exercise of all warrants)

Use of proceeds	We intend to use the estimated net proceeds from this offering primarily for the purchase of portfolios of unsecured consumer receivables and for general corporate purposes, including working capital.

Current and proposed AMEX Symbols	Units:	______U (proposed)
	Common Stock:	JVI

	Warrants:	______W (proposed)

Risk factors

Investing in these units involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus.

(1)

As of December 18, 2007. The total number of outstanding shares of common stock does not include (i) outstanding unexercised options or warrants exercisable for 4,511,560 shares of common stock with exercise prices ranging between $1.04 and $3.10; (ii) 5,520,000 shares of common stock issuable upon conversion of the 1,380,000 shares of preferred stock issued in May 2006 and (iii) 940,000 shares of common stock issuable upon conversion of the convertible debt in the principal amount of $2,350,000 issued in connection with a private placement consummated in July 2007.

Summary Selected Consolidated Financial Data

          We derived the following summary selected financial data from our interim (unaudited) financial statements for the nine months ended September 30, 2007 and 2006 and our audited financial statements for the years ended December 31, 2006 and 2005. Historical results are not necessarily indicative of the results to be expected in the future. You should read the summary selected consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis or Plan of Operations” and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

CONSOLIDATED STATEMENTS OF INCOME DATA

	For the Nine Months Ended September 30,		For the Years Ended December 31,

	2007 (Unaudited)	2006 (Unaudited)	2006 (Audited)	2005 (Audited)

REVENUES
Sales of real property	$747,656	$1,059,732	$1,585,175	$3,685,338
Income on consumer receivables	9,901,507	5,653,159	8,431,259	3,633,945
Interest income on tax certificates held	89,957	205,685	268,048	782,461

Total revenues	10,739,120	6,918,576	10,284,482	8,101,744

OPERATING EXPENSES
Cost of real property sold	640,754	718,991	1,041,588	3,326,021
Impairment of property held for sale	220,948	—	—	—
Professional fees (including fees paid to related parties of $873,484 and $964,397 for the nine month periods ended September 30, 2007 and 2006 and $1,241,244 and $1,140,783 for the years ended December 31, 2006 and 2005, respectively)	3,598,106	2,514,296	3,355,899	2,017,875
General and administrative expenses	2,169,074	1,527,097	2,232,846	1,121,724

Total operating expenses	6,628,882	4,760,384	6,630,333	6,465,620

Income from operations	4,110,238	2,158,192	3,654,149	1,636,124

OTHER EXPENSE
Interest expense (including interest incurred to related parties of $175,059 and $172,272 for the nine month periods ended September 30, 2007 and 2006 and $234,797 and $181,314 for the years ended December 31, 2006 and 2005, respectively)	(1,437,699)	(971,932)	(1,363,418)	(760,674)

Income before provision for income taxes	2,672,539	1,186,260	2,290,731	875,450

Provision for income taxes	1,112,390	482,537	972,041	401,583

Net income	1,560,149	703,723	1,318,690	473,867

Preferred dividend	(1,035,000)	(506,005)	(851,005)	—

Net income attributable to common shareholders	$525,149	$197,718	$467,685	$473,867

Weighted average common shares – basic	16,176,207	15,980,409	16,008,653	15,937,002

Net income per common share – basic	$0.03	$0.01	$0.03	$0.03

Weighted average common shares - diluted	17,869,236	17,285,341	17,276,877	17,740,110

Net income per common share – diluted	$0.03	$0.01	$0.03	$0.03

CONSOLIDATED BALANCE SHEET DATA

	September 30, 2007 (Unaudited)	December 31, 2006 (Audited)

ASSETS

Cash and cash equivalents	$648,346	$2,444,356
Properties held for sale	6,820,812	6,133,705
Tax certificates held and accrued interest receivable, net	324,360	472,071
Consumer receivables, net	46,618,422	38,327,926
Other assets	1,435,644	1,056,101

Total assets	$55,847,584	$48,434,159

Total Stockholders’ Equity	$23,497,120	$21,571,971

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this prospectus before purchasing our units in this offering. If any of the possibilities described as risks below actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to Our Business

We have a limited operating history and our business and future prospects are difficult to evaluate.

          Prior to our acquisition of STB (the former parent of our current subsidiaries) on February 3, 2004, our company had been inactive since 1991. STB was organized in 2003, and none of its subsidiaries has conducted business for more than five years. Due to our limited operating history, our ability to execute our business strategy is materially uncertain and our operations and prospects are subject to all risks inherent in a developing business enterprise. Our limited operating history also makes it difficult to evaluate our long term commercial viability. Our ability to execute our business strategy must be evaluated in light of the problems, expenses and difficulties frequently encountered by new businesses in general and a distressed asset management and liquidation company specifically.

We may not be able to purchase consumer receivable portfolios, interests in distressed real property or tax lien certificates at favorable prices or on sufficiently favorable terms or at all.

          Our ability to execute our business strategy depends upon the continued availability of consumer receivable portfolios, interests in distressed real property and tax lien certificates that meet our purchasing criteria and our ability to identify and finance the purchases of such assets. The availability of consumer receivable portfolios, interests in distressed real property and tax lien certificates at favorable prices and on terms acceptable to us depends on a number of factors outside of our control, including:

•	the continuation of the current growth trend in debt;

•	the continued volume of consumer receivable portfolios, interests in distressed real property and tax lien certificates available for sale;

•	competitive factors affecting potential purchasers and sellers of consumer receivable portfolios, interests in distressed real property and tax lien certificates; and

•	fluctuation in interest rates.

          The market for acquiring consumer receivable portfolios, interests in distressed real property and tax lien certificates is becoming more competitive, thereby possibly diminishing our ability to acquire such assets at attractive prices in future periods.

The growth in debt may also be affected by:

•	a slowdown in the economy;

•	reductions in consumer spending;

•	changes in the underwriting criteria by originators;

•	changes in laws and regulations governing lending and bankruptcy; and

•	fluctuation in interest rates.

          Any slowing of the consumer debt growth trend could result in a decrease in the availability for purchase of consumer receivable portfolios, interests in distressed real property and tax lien certificates that could affect the purchase prices of such assets. Any increase in the prices we are required to pay for such assets in turn will reduce the possible profit, if any, we generate from such assets.

We may not be able to recover sufficient amounts from the assets we acquire to recover the costs associated with the purchase and servicing of those assets and to fund our operations.

          We acquire and collect on consumer receivable portfolios that contain charged-off and semi-performing receivables. In order to operate profitably over the long term, we must continually purchase and collect on a sufficient volume of receivables to generate revenue that exceeds our costs. Our inability to realize value from our receivable portfolios in excess of our expenses may compromise our ability to remain as a going concern. For accounts that are charged-off or semi-performing, the originators or interim owners of the receivables generally have:

•	made numerous attempts to collect on these obligations, often using both their in-house collection staff and third-party collection agencies;

•	subsequently deemed these obligations as uncollectible; and

•	charged-off these obligations.

          These receivable portfolios are purchased at significant discounts to the actual amounts the obligors owe. These receivables are difficult to collect and actual recoveries may vary and be less than the amount expected. In addition, our collections may worsen in a weak economic cycle. We may not recover amounts in excess of our acquisition and servicing costs.

          Our ability to recover on our consumer receivable portfolios and produce sufficient returns can be negatively impacted by the quality of the purchased receivables. In the normal course of our portfolio acquisitions, some receivables may be included in the portfolios that fail to conform to certain terms of the purchase agreements and we may seek to return these receivables to the seller for payment or replacement receivables. However, we cannot guarantee that any of such sellers will be able to meet their payment obligations to us. Accounts that we are unable to return to sellers may yield no return. If cash flows from operations are less than anticipated as a result of our inability to collect sufficient amounts on our receivables, our ability to satisfy our debt obligations, purchase new portfolios and our future growth and profitability may be materially adversely affected.

          We acquire and seek to liquidate interests in distressed real property that include real property being sold at sheriffs’ foreclosure and judgment execution sales and defaulted mortgages. In order to operate profitably over the long term, we must continually purchase and sell a sufficient volume of distressed real property interests to generate revenue that exceeds our costs. Our ability to produce sufficient returns can be negatively impacted by the quality of the distressed real estate assets that we purchase. No assurance can be given that we will be successful in purchasing a sufficient number of suitable interests in distressed real property at acceptable prices or that, even if a sufficient number of such real property interests are purchased, our investment objectives will be achieved. If cash flows from operations are less than anticipated as a result of our inability to collect sufficient amounts on distressed real property assets, our ability to satisfy our debt obligations, purchase new interests in distressed real property and our future growth and profitability may be materially adversely affected.

We are subject to intense competition for the purchase of distressed assets that may affect our ability to purchase distressed assets at acceptable prices or at all.

          We compete with other purchasers of consumer receivable portfolios, interests in distressed real property and tax lien certificates, with third-party collection agencies and with financial services companies that manage their own portfolios of these assets. We compete on the basis of reputation, industry experience and performance. Some of our competitors have greater capital, personnel and other resources than we have. The possible entry of new competitors, including competitors that historically have focused on the acquisition of different asset types, and the expected increase in competition from current market participants, may reduce our access to consumer receivable portfolios, interests in distressed real property and tax lien certificates. Aggressive pricing by our competitors could raise the price of such distressed assets above levels that we are willing to pay, which could reduce the amount of such assets suitable for us to purchase or, if purchased by us, reduce the profits, if any, generated by such assets. If we are unable to purchase distressed assets at favorable prices or at all, our revenues and our ability to cover operating expenses may be negatively impacted and our earnings could be materially reduced.

We are dependent upon third parties, in particular, the law firm of Ragan & Ragan, P.C., to service the legal collection process of our consumer receivable portfolios.

          We are dependent upon the efforts of our third party servicers, in particular the law firm of Ragan & Ragan, P.C., to service and collect our consumer receivables. Any failure by our third party servicers to adequately perform collection services for us or remit such collections to us could materially reduce our revenues and possibly our profitability. In addition, our revenues and profitability could be materially adversely affected if we are not able to secure replacement servicers. Until December 2004, our sole servicers had been the law firm of Ragan & Ragan, P.C., the principals of which are W. Peter Ragan, Sr. and W. Peter Ragan, Jr., our vice president and a director, and president of our wholly-owned subsidiary, VI, respectively. Since December 2004, we have purchased portfolios with receivables from obligors in all 50 states, and entered into third party servicing arrangements with approximately 65 attorneys under which such attorneys service and collect our consumer receivables.

It may be a conflict of interest for W. Peter Ragan, Sr. to serve as a director and officer of our company and for W. Peter Ragan, Jr. to serve as an officer of our company, while also being the principals of Ragan & Ragan, P.C., our primary third party servicers.

          As officers and, in the case of W. Peter Ragan, Sr., also as a director, of our company, Messrs. Ragan and Ragan have a fiduciary duty to our stockholders. However, their position as the principals of the law firm Ragan & Ragan, P.C., the primary third party servicers of our consumer receivable portfolios, interests in distressed real property and tax lien certificates, may compromise their ability to make decisions in the best interests of our stockholders.

          Each of Messrs. Ragan and Ragan devotes approximately 50% of his business time to our affairs in accordance with the terms of his respective employment agreement and the balance of his business time to his law practice which includes the representation of companies that may be deemed our competitors. Accordingly, there are potential conflicts of interest inherent in such relationship. The current agreement by and between our wholly-owned subsidiary, VI, and Ragan & Ragan P.C. is for one calendar year, and automatically extends for additional periods of one calendar year each unless terminated by us. The agreement provides for the payment to such firm of a contingency fee equal to 25% of all amounts collected and paid by the obligors. The shareholders of Ragan & Ragan, P.C. are W. Peter Ragan, Sr., our vice president and a director, and W. Peter Ragan Jr., president of our wholly-owned subsidiary, VI. During 2006 and 2005, we paid Ragan & Ragan, P.C an aggregate of $1,241,244 and $1,140,793 respectively, for services rendered in accordance with the terms of the agreements between our subsidiaries and Ragan & Ragan, P.C. Pursuant to an employment agreement dated January 1, 2004, by and between W. Peter Ragan, Sr. and us, Mr. Ragan, Sr. is entitled to an annual salary of $100,000 in consideration for his position as our Vice President and president of our wholly-owned subsidiaries, JHI and VOM. In addition, pursuant to an employment agreement dated January 1, 2004, by and between W. Peter Ragan, Jr. and us, Mr. Ragan, Jr. is entitled to an annual salary of $100,000 per year in consideration for his position as president of our wholly owned subsidiary, VI.

          Our subsidiary, JHI, has entered into a one-year retainer agreement with the law firm of Ragan & Ragan, P.C. and such firm has agreed to provide legal services at varying hourly rates in connection with the purchase and sale of JHI’s interests in distressed real property with a minimum fee of $1,500 per each purchase and sale. In addition, such firm is entitled to receive a finder’s fee equal to 15% of JHI’s net profit, if any, at the time of sale of any property interest referred to us by Ragan & Ragan, P.C. The retainer agreement is for a one year period commencing January 1, 2005, and renews for successive periods of one year each unless terminated by our subsidiary.

          Prior to this offering each of Messrs. Ragan and Ragan beneficially own approximately 13.7% of our issued and outstanding shares of common stock. After the closing of this offering, each of Messrs. Ragan and Ragan will beneficially own approximately ___% of our issued and outstanding shares of common stock.

          Our subsidiary, VOM, LLC, has entered into a retainer agreement with the law firm of Ragan & Ragan, P.C., in which such firm has agreed to provide legal services at varying hourly rates in connection with the foreclosure of tax lien certificates with a minimum fee of $1,500 per foreclosed tax lien certificate and a commission equal to 15% of VOM’s net profit, if any, at the time of sale of any real property acquired by VOM upon foreclosure of a tax lien certificate.

          Ragan & Ragan, P.C. is currently our third party servicer for collections in the State of New Jersey. Our third party servicing agreements with Ragan & Ragan, P.C. have terms no more favorable than our third party servicing agreements with other third party servicers in other states.

The loss of any of our executive officers may adversely affect our operations and our ability to successfully acquire distressed assets.

          John C. Kleinert, our president and chief executive officer, W. Peter Ragan, Sr., our vice president, W. Peter Ragan, Jr., president of our wholly-owned subsidiary VI, and Mr. James J. Mastriani, our chief financial officer, chief legal officer, treasurer and secretary, are responsible for making substantially all management decisions, including determining which distressed assets to purchase, the purchase price and other material terms of such acquisitions. Although we have entered into employment agreements with each of such individuals, the loss of any of their services could disrupt our operations and adversely affect our ability to successfully acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates. In addition, we have not obtained “key man” life insurance on the lives of Mr. Kleinert, Mr. Ragan, Sr., Mr. Ragan, Jr. and Mr. Mastriani.

If we are unable to access external sources of financing we may not be able to fund and grow our operations.

          We depend on loans from our credit facility and other external sources to fund and expand our operations. Our ability to grow our business is dependent on our access to additional financing and capital resources at acceptable rates. The failure to obtain financing and capital on acceptable financing terms as needed would limit our ability to purchase consumer receivable portfolios, interests in distressed real property and tax lien certificates and achieve our growth plans.

We may incur substantial indebtedness from time to time in connection with our operations.

          We may incur substantial debt from time to time in connection with our purchase of consumer receivable portfolios which could affect our ability to obtain additional funds and may increase our vulnerability to economic downturns. In particular,

•

we could be required to dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we would have less funds available for operations, future acquisitions of consumer receivable portfolios, interests in distressed real property and tax lien certificates, and other purposes;

•	it may be more difficult and expensive to obtain additional funding through financings, if available at all;

•

we would be more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

•

if we defaulted under our existing senior credit facility or other indebtedness or if our lenders demanded payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

If an event of default occurs under our secured financing arrangements, it could seriously harm our operations.

          On January 27, 2005, VI entered into a Loan and Security Agreement with Wells Fargo, through which Wells Fargo agreed to provide VI with a three year $12,500,000 senior credit facility (the “Initial Credit Facility”) to finance up to 60% of the purchase price of the acquisition of individual pools of unsecured consumer receivables that are approved by Wells Fargo under specific eligibility criteria set forth in the Loan and Security Agreement. On February 27, 2006, VI entered into a First Amendment to the Loan and Security Agreement with Wells Fargo (the “Amended and Restated Loan Agreement”). Pursuant to the Amended and Restated Loan Agreement, Wells Fargo extended the Initial Credit Facility until January 27, 2009 (formerly January 27, 2008) and agreed to increase the advance rate under the credit facility to 75% (up from 60%) of the purchase price of individual pools of unsecured consumer receivables that are approved by Wells Fargo. Wells Fargo also agreed to reduce the interest rate on the loan from 3.5% above the prime rate of Wells Fargo Bank, N.A. to 1.5% above such prime rate. In addition, the amortization schedule for each portfolio has been extended from twenty-four to thirty months. Wells Fargo also agreed to reduce the personal guarantees associated with the line from $1,000,000 to $250,000. On February 23, 2007, Wells Fargo increased the line to $17,500,000 pursuant to the Third Amendment to the Loan and Security Agreement.

          Any indebtedness that we incur under such line of credit is secured by a first lien upon all of our assets, including all of our portfolios of consumer receivables acquired for liquidation. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditor to satisfy our obligations to the secured creditor. Any of these consequences could adversely affect our ability to acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates, and operate our business.

The restrictions contained in the secured financings could negatively impact our ability to obtain financing from other sources and to operate our business.

          VI has agreed to maintain certain ratios with respect to outstanding advances on the Credit Facility against the estimated remaining return value on Wells Fargo financed portfolios, and VI has agreed to maintain at least $6,500,000 in VI’s member’s equity and subordinated debt plus 50% of VI’s net income for each calendar quarter. We have also agreed to maintain at least $21,000,000 in stockholders’ equity and subordinated debt for the duration of the facility plus 50% of our net income for each calendar quarter.

          Our loan and security agreement contains certain restrictive covenants that may restrict our ability to operate our business. Furthermore, the failure to satisfy any of these covenants could:

•	cause our indebtedness to become immediately payable;

•	preclude us from further borrowings from these existing sources; and

•

prevent us from securing alternative sources of financing necessary to purchase consumer receivable portfolios, interests in distressed real property and tax lien certificates and to operate our business.

          As a result of our line of credit with Wells Fargo, we anticipate that we will incur significant increases in interest expense offset, over time, by expected increased revenues from consumer receivable portfolios purchased utilizing funds under such line of credit. No assurance can be given that the expected revenues from such purchased portfolios will exceed the additional interest expense.

Our collections on unsecured consumer receivables may decrease if bankruptcy filings increase.

          During times of economic recession, the amount of defaulted consumer receivables generally increases, which contributes to an increase in the amount of personal bankruptcy filings. Under certain bankruptcy filings an obligor’s assets are sold to repay credit originators, but since certain of the receivables we purchase are unsecured, we often would not be able to collect on those receivables. We cannot assure you that our collection experience would not decline with an increase in bankruptcy filings. If our actual collection experience with respect to our unsecured receivable portfolios is significantly lower than we projected when we purchased the portfolios, our realization on those assets may decline and our earnings could be negatively affected. We use estimates for recognizing revenue on a majority of our receivable portfolio investments and our earnings would be reduced if actual results are less than estimated.

We may not be able to acquire consumer receivables of new asset types or implementing a new pricing structure.

          We may pursue the acquisition of consumer receivable portfolios of asset types in which we have little current experience. We may not be able to complete any acquisitions of receivables of these asset types and our limited experience in these asset types may impair our ability to collect on these receivables. This may cause us to pay too much for these receivables, and consequently, we may not generate a profit from these receivable portfolio acquisitions.

If we fail to manage our growth effectively, we may not be able to execute our business strategy.

          We have experienced rapid growth over the past several years and intend to maintain our growth. However, our growth will place demands on our resources and we cannot be sure that we will be able to manage our growth effectively. Future internal growth will depend on a number of factors, including:

•	the effective and timely initiation and development of relationships with sellers of distressed assets and strategic partners;

•	our ability to efficiently collect consumer receivables; and

•	the recruitment, motivation and retention of qualified personnel.

          Sustaining growth will also require the implementation of enhancements to our operational and financial systems and will require additional management, operational and financial resources. There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to maintain or accelerate our growth and any failure to do so could adversely affect our ability to generate revenues and control our expenses.

Our operations could suffer from telecommunications or technology downtime, disruption or increased costs.

          Our ability to execute our business strategy depends in part on sophisticated telecommunications and computer systems. The temporary loss of our computer and telecommunications systems, through casualty, operating malfunction or servicer’s failure, could disrupt our operations. In addition, we must record and process significant amounts of data quickly and accurately to properly bid on prospective acquisitions of consumer receivable portfolios and to access, maintain and expand the databases we use for our collection and monitoring activities. Any failure of our information systems and their backup systems would interrupt our operations. We may not have adequate backup arrangements for all of our operations and we may incur significant losses if an outage occurs. Any interruption in our operations could have an adverse effect on our results of operations and financial condition.

Until recently all of our consumer receivables have been from obligors in one state and we face the uncertainties inherent in acquiring receivables from obligors in other states.

          Historically, all of our consumer receivables have been from obligors in New Jersey. Accordingly, we have been dependent on the economic conditions in such state. Since December 2004, we have acquired consumer receivables from obligors in other states, and we intend to continue to expand our operations geographically. Therefore, we face the uncertainties inherent in operating in states other than New Jersey, including lack of familiarity with local laws, identifying new servicers and obtaining and maintaining licenses in such states. The inability to efficiently address these uncertainties may have a material adverse effect upon our results of operations and financial conditions.

Our inability to obtain or renew required licenses could have a material adverse effect upon our results of operations and financial condition.

          We currently hold a number of licenses issued under applicable consumer credit laws. Certain of our current licenses and any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. Our inability to renew such licenses or take any other required action with respect to such licenses could limit our ability to collect on some of our receivables and otherwise have a material adverse effect upon our results of operations and financial condition.

Risk Factors Relating to Our Industry

Government regulations may limit our ability to recover and enforce the collection of our consumer receivables.

          Federal, state and municipal laws, rules, regulations and ordinances may limit our ability to recover and enforce our rights with respect to the consumer receivables acquired by us. These laws include, but are not limited to, the following Federal statutes and related regulations and comparable statutes in states where obligors reside and/or where creditors are located:

•	the Fair Debt Collection Practices Act;

•	the Federal Trade Commission Act;

•	the Truth-In-Lending Act;

•	the Fair Credit Billing Act;

•	the Equal Credit Opportunity Act;

•	the Fair Credit Reporting Act; and

•	the Fair Foreclosure Act.

          We may be precluded from collecting consumer receivables we purchase where the creditors or other previous owners or servicers failed to comply with applicable law in originating or servicing such acquired receivables. Laws relating to the collection of consumer debt also directly apply to our business. Our failure to comply with any laws applicable to us, including state licensing laws, could limit our ability to recover on our receivables and could subject us to fines and penalties, which could reduce our earnings and result in a default under our loan arrangements.

          Additional laws may be enacted that could impose additional restrictions on the servicing and collection of consumer receivables. Such new laws may adversely affect the ability to collect on our receivables which could also adversely affect our revenues and earnings.

Class action suits and other litigation in our industry could divert our management’s attention from operating our business and increase our expenses.

          Certain originators and servicers in the consumer credit industry have been subject to class actions and other litigation. Claims have included failure to comply with applicable laws and regulations and improper or deceptive origination and servicing practices. If we become a party to any such class action suit or other litigation, our results of operations and financial condition could be materially adversely affected.

General Risk Factors Relating to Our Securities

Our quarterly operating results may fluctuate and cause our stock price to decline.

          Because of the nature of our business, our quarterly operating results may fluctuate, which may adversely affect the market price of our common stock. Our results may fluctuate as a result of any of the following:

•	the timing and amount of collections on our consumer receivable portfolios;

•	our inability to identify and acquire additional consumer receivable portfolios;

•	a decline in the estimated value of our consumer receivable portfolio recoveries;

•	the timing of sales of interests in distressed real property and redemption of tax lien certificates;

•	increases in operating expenses associated with the growth of our operations; and

•	general and economic market conditions.

Because three stockholders own a large percentage of our voting stock, other stockholders’ voting power may be limited.

          As of December 18, 2007, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr., three of our executive officers, beneficially owned or controlled approximately 81.9% (including shares issuable upon exercise of warrants owned by such stockholders) of our shares. If those stockholders act together, they will have the ability to control matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other stockholders may have little or no influence over matters submitted for stockholder approval. In addition, the ownership of such three stockholders could preclude any unsolicited acquisition of us, and consequently, materially adversely affect the price of our common stock. These stockholders may make decisions that are adverse to your interests.

Our organizational documents and Delaware law make it more difficult for us to be acquired without the consent and cooperation of our board of directors and management.

          Provisions of our organizational documents and Delaware law may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock. Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such shares. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current board of directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with some stockholders once the stockholder acquires 15% or more of our common stock.

The issuance of authorized shares of preferred stock and additional common stock may result in dilution to existing stockholders, adversely affect the rights of existing stockholders and depress the price of our common stock.

          We have 10,000,000 shares of authorized “blank check” preferred stock, the terms of which may be fixed by our board of directors. Our board of directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of the holders of such preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and voting and other rights of the holders of our common stock.

          As of December 18, 2007, there are 1,380,000 shares of preferred stock outstanding. In addition to the preferred stock, we are authorized to issue 40,000,000 shares of our common stock. As of December 18, 2007, there were 17,066,821 shares of our common stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include outstanding unexercised options, warrants or convertible preferred shares exercisable for 10,109,410 of shares of common stock. As of December 18, 2007, we have reserved up to 10,109,410 shares of our common stock for issuance upon exercise of outstanding stock options, warrants, convertible debt and convertible preferred stock. We have reserved a total of 1,000,000 shares of common stock under our 2004 Equity Incentive Program. As of December 18, 2007, 232,000 shares have been issued.

          Under most circumstances, our board of directors has the right, without stockholder approval, to issue authorized but unissued and nonreserved shares of our common stock. If all of these shares were issued, it would dilute the existing stockholders and may depress the price of our common stock.

           Any of (i) the exercise of the outstanding options and warrants, (ii) the conversion of the preferred stock, or (iii) the conversion by the convertible debenture holder of such debenture into shares of our common stock will reduce the percentage of common stock held by the public stockholders. Further, the terms on which we could obtain additional capital during the life of the options and warrants may be adversely affected, and it should be expected that the holders of the options and the warrants would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such options and warrants. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution and depress the price of our common stock.

Common stock eligible for future sale may depress the price of our common stock in the market.

          As of December 18, 2007, there were 17,066,821 shares of common stock held by our present stockholders, and approximately 14,247,720 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. 3,100,063 shares, 1,364,005 shares and 1,076,250 shares may be sold pursuant to current registration statements effective on August 12, 2005, December 29, 2005 and December 18, 2007, respectively. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities that does not exceed 1% of the then outstanding shares of common stock. Based on the number of shares of common stock outstanding, approximately 3,100,000 shares could be sold under Rule 144 during the next 90 days. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not our affiliate and who has satisfied the requisite holding period. The sale of such a large number of shares may cause the price of our common stock to decline.

The limited prior public market and trading market may cause possible volatility in the price of our securities.

          There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations including, but not limited to, the following:

•	quarterly variations in operating results and achievement of key business metrics;

•	changes in earnings estimates by securities analysts, if any;

•	any differences between reported results and securities analysts’ published or unpublished expectations;

•	announcements of new contracts or service offerings by us or our competitors;

•	market reaction to any acquisitions, divestitures, joint ventures or strategic investments announced by us or our competitors;

•	demand for our services and products;

•	shares being sold pursuant to Rule 144 or upon exercise of warrants; and

•	general economic or stock market conditions unrelated to our operating performance.

          These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our securities.

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock for the foreseeable future; therefore, returns on your investment may only be realized by the appreciation in value of our securities.

          We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. Because of this, investors who purchase units and/or convert their warrants into common stock may only realize a return on their investment if the value of our common stock appreciates. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

We may be de-listed from the AMEX if we do not meet continued listing requirements.

If we do not meet the continued listing requirements of the AMEX and our common stock is delisted by the AMEX, trading of our common stock would thereafter likely be conducted on the OTC Bulletin Board. In such case, the market liquidity for our common stock would likely be negatively affected, which may make it more difficult for holders of our common stock and preferred stock to sell their securities in the open market and we could face difficulty raising capital necessary for our continued operations.

Specific Risks Related to this Offering

The warrants may be redeemed on short notice, which may have an adverse effect on their price.

          We may redeem the warrants, beginning three months after the closing of this offering, for $0.001 per warrant (subject to adjustment in the event of a stock split, dividend or the like) on a minimum of 30 days’ notice at any time after the last reported sale price per share of our common stock as reported by the principal exchange or trading facility on which our common stock trades equals or exceeds $____ for any twenty trading days within a period of thirty consecutive trading days, including the last day of the trading period. The notice of redemption could come at a time when, under specific circumstances or generally, it is not advisable or possible for holders of our public warrants to sell or exercise the warrants they hold.

Future issuances or sales, or the potential for future issuances or sales, of shares of our common stock may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.

          Future sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock and our warrants to decline, and could materially impair our ability to raise capital through the sale of additional securities.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the warrants.

          For you to be able to exercise the warrants, the resale of the shares of our common stock to be issued to you upon exercise of the warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which you live. We cannot guarantee that we will continue to maintain a current registration statement relating to the resale of shares of our common stock underlying the warrants. In such circumstances, you would be unable to exercise the warrants. In those circumstances, we may, but are not required to, redeem the warrants by payment in cash. Consequently, there is a possibility that you will never be able to exercise the warrants and receive the underlying shares. This potential inability to exercise the warrants, and the possibility that we may redeem the warrants for nominal value may have an adverse effect on demand for the warrants and the prices that can be obtained from reselling them.

NOTE ON FORWARD LOOKING STATEMENTS

          This prospectus includes and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations, plans, objectives, future performance and business, which are usually identified by the use of words such as “will,” “may,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “plans,” “predicts,” “continues,” “intends,” “should,” “would,” or similar expressions. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with these safe harbor provisions.

          These forward-looking statements reflect our current views and expectations about our plans, strategies and prospects, which are based on the information currently available and on current assumptions.

          We cannot give any guarantee that these plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the “Risk Factors” section beginning on page 6 of this prospectus. Listed below and discussed elsewhere in this prospectus are some important risks, uncertainties and contingencies that could cause our actual results, performances or achievements to be materially different from the forward-looking statements included or incorporated by reference in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the availability for purchase of consumer receivable portfolios, interests in distressed real property and tax lien certificates that our criteria;
•	competition in the industry;
•	the availability of debt and equity financing;
•	acquisitions;
•	availability of qualified personnel;
•	international, national, regional and local economic and political changes;
•	general economic and market conditions;
•	changes in applicable laws;
•	trends affecting our industry, our financial condition or results of operations;
•	the timing and amount of collections on our consumer receivable portfolios;
•	the timing of sales of interests in distressed real property and redemption of tax lien certificates; and
•	increases in operating expenses associated with the growth of our operations.

          You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

          We estimate that, the net proceeds from the sale of the units in this offering (excluding any units sold pursuant to the underwriter’s over-allotment option) will be approximately $________, after deducting the estimated underwriting discount of $525,000 and estimated offering expenses of approximately $[____________].

          The net proceeds of this offering will be used primarily to purchase portfolios of unsecured consumer receivables. We expect to use the net proceeds as follows:

	Amount	Percentage

Unsecured Consumer Receivables *	$		%
Working capital			%

TOTAL		$100%

*We purchase consumer receivable portfolios that include charged-off receivables and semi-performing receivables. We identify potential portfolio acquisitions on an ongoing basis through our relationships with industry participants, collection agencies, investors and our financing sources, brokers who specialize in the sale of receivable portfolios and other sources. We analyze each consumer receivable portfolio to determine if it meets our purchasing criteria.

          The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. [Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.]

CAPITALIZATION

          The following table is derived from our unaudited financial statements as of September 30, 2007 and audited financial statements as of December 31, 2006 set forth elsewhere in this prospectus and sets forth our:

•	Actual capitalization as of September 30, 2007 and December 31, 2006; and

•	Pro forma capitalization as of September 30, 2007 after giving effect to sale of $7,500,000 of units, less the underwriting discount and estimated offering expenses.

	December 31, 2006 (Audited)	September 30, 2007 (Unaudited)	September 30, 2007 (Pro forma)

CAPITALIZATION

Lines of credit	$13,791,388	$17,442,758
Notes payable to related parties	2,370,000	2,370,000
Notes and mortgages payable	780,000	1,015,000
Convertible subordinated notes	-	2,350,000

TOTAL DEBT	16,941,388	23,177,758

STOCKHOLDERS’ EQUITY
Series A 10% convertible preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,380,000 shares issued and outstanding (liquidation preference of $13,800,000)	1,380	1,380

Common stock, $0.001 par value, 40,000,000 shares authorized, 16,879,321 and 16,129,321 shares issued and outstanding, respectively	16,129	16,879
Additional paid-in-capital	23,502,381	24,901,631
Accumulated deficit	(1,947,919)	(1,422,770)

Total stockholders’ equity	21,571,971	23,497,120

Total Capitalization	$38,513,359	$46,674,878

[1]

Additional paid-in capital includes the value of the detachable warrants sold with the units, which are accounted for as equity instruments. We estimate the fair value of the warrants to be $_________ . We have computed the estimated fair value of the warrants using the Black-Scholes-Merton Fair Value Computation Method based on a $______ per share stock price and the $______ per share exercise prices, with the following additional assumptions: expected life – 5 years; risk-free interest rate – _____%; annual rate of quarterly dividends – 0.0%; and volatility – ____%. Accordingly, upon the sale of the units, we will allocate the net offering proceeds as follows: common stock - $______; additional paid-in capital common stock - $______; additional paid-in capital warrants - $________________.

          This table should be considered in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion and Analysis or Plan of Operations” as well as the financial statements and related notes included elsewhere in this prospectus.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

          The following table lists our current executive officers and directors and their length of service. Each director is elected to hold office for a term expiring at the first annual meeting of stockholders held following such directors election and until his successor has been elected and qualified, or until his resignation or removal.

Name	Age	Year Became An Executive Officer or Director	Positions

John C. Kleinert	48	2004	President, Chief Executive Officer and Director

James J. Mastriani	37	2004	Chief Financial Officer, Chief Legal Officer, Treasurer and Secretary

W. Peter Ragan, Sr.	59	2004	Vice President and Director

W. Peter Ragan, Jr.	36	2004	President of VI, our wholly-owned subsidiary

Steven Marcus	47	2005	Independent Director(1)

Dr. Michael Kelly	54	2005	Independent Director(1)

David Granatell	49	2005	Independent Director(1)

(1)	Member of Audit Committee and Nominating Committee.

          There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficially of more than 5% of any class of our voting securities, or any affiliate of such persons is a party adverse to us or has a material interest adverse to our interests. None of our directors received any additional compensation for his services as a director. The following brief biographies contain information about our directors and our executive officers. The information includes each person’s principal occupation and business experience for at least the past five years. This information has been furnished to us by the individuals named. Except for the relationship of Mr. Ragan, Sr. and Mr. Ragan, Jr., who are father and son, there are no family relationships known to us between the directors and executive officers. We do not know of any legal proceedings that are material to the evaluation of the ability or integrity of any of the directors or executive officers.

JOHN C. KLEINERT earned a Bachelor of Science degree in Chemical Engineering from Princeton University in 1981. In 1982, Mr. Kleinert was hired by Goldman Sachs in New York and from 1982-1990 he traded various municipal products and was appointed head of the Municipal Trading Desk in 1991. In 1994, Mr. Kleinert was elected a general partner of the firm and served in that capacity until the end of 1997 when he retired and became a limited partner. Since retiring from Goldman Sachs and prior to his full time employment by us as president and chief executive officer, Mr. Kleinert pursued several business ventures, including managing a trading operation, JCK Investments, which invests in equities, bonds, commodities and options. He is also a co-founder of our company.

JAMES J. MASTRIANI earned a Bachelor of Arts degree in 1992 from Georgetown University and earned his juris doctorate from the Seton Hall University School of Law in 1997. After graduating from law school, Mr. Mastriani was in-house counsel for SBC Warburg Dillon Read Inc., providing legal advice and transactional support to the broker-dealer subsidiary of Swiss Bank Corporation. From 1998 to 2004, Mr. Mastriani practiced at the New York office of international law firm Skadden, Arps, Slate, Meagher and Flom LLP, where he was responsible for providing legal and regulatory advice to clients in the financial services and consumer finance industries.

W. PETER RAGAN, SR. received a Bachelor of Science in Marketing from LaSalle University in 1968 and earned his law degree from the Seton Hall University School of Law in 1974. Since his graduation he has practiced primarily in the area of creditors’ rights. Mr. Ragan practiced with the firm of Schaefer and Crawford in Ocean Township, New Jersey, from 1974 to 1979 where he specialized in municipal law and creditors’ rights. From 1979 through May of 1998, Mr. Ragan was a principal of Blankenhorn & Ragan, P.C., and its predecessor partnership. In May of 1998, the firm of Ragan & Ragan, P.C. was created where Mr. Ragan is presently senior partner and continues with his focus upon creditors’ rights. Mr. Ragan has been a member of the New Jersey State Bar since

1974 and is also admitted to practice before the United States District Court for the District of New Jersey, United States Third Circuit Court of Appeals and the United States Supreme Court. Mr. Ragan is also a co-founder of our company.

W. PETER RAGAN, JR. earned a Bachelor of Science in Management and Marketing from Manhattan College 1992 and graduated, cum laude, from the Seton Hall University School of Law in May of 1996. In 2001, Mr. Ragan received an M.B.A. from Monmouth University. After Mr. Ragan’s graduation from Seton Hall he was employed by Blankenhorn & Ragan, PC as a litigation associate. He has handled cases involving creditor’s rights, collection and bankruptcy litigation practice. In May of 1998, Mr. Ragan became a partner in the firm Ragan & Ragan, P.C. and now manages Ragan & Ragan, P.C.’s volume collection practice. Mr. Ragan is a member of the New York and New Jersey State Bars and is also admitted to practice before the United States District of New Jersey, the United States District Court for the Southern District of New York, and the United States Third Circuit Court of Appeals. Mr. Ragan is also a co-founder of our company.

STEVEN MARCUS joined our board of directors in September 2005. Mr. Marcus is the founder and President of Rainbow Capital, LLC, a private equity firm that sponsors private equity transactions of mature middle market companies. He founded the firm in 2001. From 1999 through 2001, Mr. Marcus was a private equity investor, sourcing and evaluating investment opportunities in primarily internet start-ups. For the previous 14 years, Mr. Marcus worked in the high yield bond market for Donaldson, Lufkin & Jenrette, Smith Barney, Inc. and PaineWebber, Inc. Mr. Marcus has an M.B.A. in finance from the University of Duke and a B.S. in accounting from Syracuse University. Mr. Marcus is the Chairman of our Audit Committee.

DR. MICHAEL KELLY joined our board of directors in September 2005. Mr. Kelly has been a Director of the Insal, Scott Kelly Institute of Orthopedic and Sports Medicine in New York, New York since 1991. In 2004, Dr. Kelly was named Chairman of the Department of Orthopedic Surgery at Hackensack University Medical Center. He is also Vice President of the U.S. Knee Society, an attending orthopedic surgeon at Lenox Hill Hospital in New York, New York and has served as team physician for the New Jersey Nets franchise of the National Basketball Association for the last 5 years. Mr. Kelly is a member of our Audit Committee.

DAVID GRANATELL joined our board of directors in September 2005. Mr. Granatell is an Executive Director of the privately-owned Elmwood Park, NJ based Grant Industries, Inc., a specialty manufacturer of textile chemicals and personal care raw materials, with locations in Mexico, Romania, England, China and Korea. Mr. Granatell has worked for Grant Industries since graduating from Rutgers University in 1979 and became a Partner in 1982. Mr. Granatell is a member of our Audit Committee.

Director Independence

          We believe that Steven Marcus, Dr. Michael Kelly and David Granatell qualify as independent directors in accordance with the standards set by AMEX and also as defined in Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A(3)(b)(1) of the Exchange Act. Accordingly, as required by AMEX, our board of directors is comprised of a majority of independent directors.

Board Committees

          The Board of Directors has established two standing committees: Audit and Nominating. The Audit and Nominating Committees each operate under a charter that has been approved by the Board.

Audit Committee

          Our board of directors established an Audit Committee in December 2005, comprised of Steven Marcus, Dr. Michael Kelly and David Granatell, all of whom are independent directors as defined in Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A(3)(b)(1) of the Exchange Act (“Independent Directors”). Mr. Marcus serves as chairman of the committee. The board of directors has determined that Mr. Marcus is an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B.

          The Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the independence and performance of, and assesses the qualifications of, our independent auditors, and engages such independent auditors. The Audit Committee approves the plan and fees for the annual audit, review of quarterly reports, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditors. The Audit Committee monitors the rotation of partners of the independent auditors on our engagement team as required by law. The Audit Committee reviews the financial statements to be included in our Annual Report on Form 10-KSB and reviews with management and the independent auditors the results of the annual audit and our quarterly financial statements. In addition, the Audit Committee oversees all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board. The Audit Committee provides oversight assistance in connection with legal and ethical compliance programs established by management and the board, including Sarbanes-Oxley implementation, and makes recommendations to the Board of Directors regarding corporate governance issues and policy decisions.

Nominating Committee

          The Board of Directors has a Nominating Committee, comprised of Steven Marcus, Dr. Michael Kelly and David Granatell. Mr. Marcus serves as the chairman of the committee. The Nominating Committee is charged with the responsibility of reviewing the company’s corporate governance policies and with proposing potential director nominees to the Board of Directors for consideration. The Nominating Committee has a charter. All members of the Nominating Committee are Independent Directors.

          There are no other Board of Directors committees at this time.

          The following table sets forth information available to us, as of December 18, 2007 with respect to the beneficial ownership of the outstanding shares of common stock by any holder of more than five percent (5%) of our outstanding shares; and the outstanding shares of any class of equity securities by our (i) our officers and directors; and (ii) our officers and directors as a group:

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class

John C. Kleinert(2)(3)(6)(8)	Common Stock	9,295,323	54.5%
James J. Mastriani(2)	Common Stock	200,000	1.2%
W. Peter Ragan, Sr.(2)(4)	Common Stock	2,343,652	13.7%
W. Peter Ragan, Jr.(2)(4)(7)(9)	Common Stock	2,344,912	13.7%
Steven Marcus(2)	Common Stock	0	*
Dr. Michael Kelly(2)	Common Stock	344,412	2.0%
David Granatell(2)(5)	Common Stock	1,125,000	6.6%
All directors and executive officers as a group (seven individuals) (6)(7)	Common Stock	15,653,299	91.7%

(1)	Beneficial ownership as reported in the table above has been determined in accordance with Instruction (1) to Item 403 (b) of Regulation S-B of the Exchange Act.

(2)	The business address of Mr. Kleinert is 1800 Route 34 North, Building 4, Suite 404A, Wall, NJ, 07719.

(3)	Includes 1,718,500 shares of common stock issuable upon the exercise of warrants issued to Mr. Kleinert in connection with the merger with STB.

(4)	Includes 309,250 shares of common stock issuable upon the exercise of warrants issued to each of Mr. Ragan Sr. and Mr. Ragan Jr. in connection with the merger with STB.

(5)	Includes 562,500 shares of common stock issuable upon the exercise of warrants at $1.04 per share which expire on February 3, 2009.

(6)	Includes 400,000 shares of common stock which are convertible from the 100,000 shares of Series A Preferred Stock that Mr. Kleinert owns.

(7)	Includes 1,260 shares of common stock which are convertible from the 315 shares of Series A Preferred Stock that Mr. Ragan Jr. owns.

(8)	Includes 40,000 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock.

(9)	Includes 1,260 shares of common stock issuable upon conversion of 315 shares of Series A Preferred Stock.

DESCRIPTION OF SECURITIES

          Our authorized capital stock consists of 40,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. No other classes of capital stock are authorized. As of December 18, 2007, we had 17,066,821 shares of common stock and 1,380,000 shares of our Series A Preferred Stock outstanding. No other preferred stock has been issued. After this offering, we will have _______________ shares of common stock outstanding, assuming the entire offering is sold. If the over-allotment option is exercised in full, we will have ____________ shares outstanding.

          The following is a summary of the rights of our capital stock as provided in our Articles of Incorporation and Bylaws, as they will be in effect upon the closing of this offering, as well as those rights provided for in the warrants which are part of the units offered hereby. For more detailed information, please see our Articles of Incorporation and Bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Units

          Each unit consists of one share of common stock and one redeemable warrant to purchase one quarter of one share of common stock. The public warrants will trade only as part of a unit for a maximum of 55 days following the date of this prospectus. After separation of the units, the common stock and public warrants will trade as separate securities, and trading of the units shall cease.

          At the closing of this offering, we will deliver certificates representing the units to the underwriter through the facilities of the Depository Trust Company. Thereafter, investors may request physical delivery of unit certificates at any time before the public warrants begin trading separately from the common stock included in the units. An investor also may request delivery of separate physical certificates for the public warrants and the common stock comprising the units, but we will not be obligated to make delivery of the separate certificates until after the public warrants begin trading separately from the common stock. Until the common stock and public warrants begin trading separately, investors will be unable to make separate delivery of certificates for the public warrants and common stock comprising a unit and will be unable to settle trades in those securities.

Warrants

          General . The warrants issued in this offering may be exercised until the expiration date, which is the third anniversary of the date of this prospectus. Each warrant entitles the holder to purchase one-quarter of one share of common stock at an exercise price of $____ per share, which is 125% of the public offering price of the units. The Warrants may be exercised only if an effective registration statement covering the common stock issuable upon exercise of the warrants is filed with the SEC. This exercise price will be adjusted if specific events, summarized below, occur. A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised. Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the-money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash. This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

          Redemption . We will have the right to redeem the warrants, beginning three months after the closing of this offering, at a price of $0.001 per warrant, after providing 30 days’ prior written notice to the warrantholders, at any time after the closing price of our common stock, as reported on AMEX, equals or exceeds $_____, which is 125% of the exercise price of warrants to purchase one share of common stock, for 20 trading days in any consecutive 30 trading day period, including the last trading day of the period. We will send a written notice of redemption by first class mail to holders of the warrants at their last known addresses appearing on the registration records maintained by the transfer agent no sooner than sixty days but no later than 30 days before the date of redemption. No other form of notice or publication will be required. If we call the warrants for redemption, the holders of the warrants will then have to decide whether to sell warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

          Exercise . The holders of the warrants may exercise them only if a registration statement covering the resale of the common stock underlying the warrants is then effective. To exercise warrants, the holder must deliver to our transfer agent warrant certificates on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the warrants.

          Adjustments in Certain Events. We will adjust the terms of the warrants if certain events occur. If we distribute to our stockholders additional shares of common stock through a dividend or distribution, or if we effect a stock split of our common stock, we will adjust the total number of shares of common stock purchasable on exercise of a warrant so that the holder of a warrant thereafter exercised will be entitled to receive the number of shares of common stock the holder would have owned or received after such event if the warrant holder had exercised the warrant before the event causing the adjustment. The aggregate exercise price of the warrant will remain the same in that circumstance, but the effective purchase price per share of common stock purchasable upon exercise of the warrant will be proportionately reduced because a greater number of common stock shares will then be purchasable upon exercise of the adjusted warrant. Similarly, we will reduce the number of shares of common stock underlying the warrants and increase the exercise price ratably if we effect a reverse stock split.

          In the event of a capital reorganization or reclassification of our common stock, the warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our common stock.

          If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrant holders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the warrant was exercisable immediately before the transaction. No adjustment to the warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.

Common Stock

          Holders of common stock are entitled to one vote per share on matters acted upon at any stockholders’ meeting, including the election of directors, and to dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends. There is no cumulative voting and the common stock is not redeemable. In the event of any liquidation, dissolution or winding up of our business, each holder of common stock is entitled to share ratably in all of our assets remaining after the payment of liabilities and liquidation preferences of our holders of preferred stock. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. All shares of common stock now outstanding, and all shares to be outstanding upon the completion of this offering, are and will be fully paid and nonassessable.

Dividend Policy on Common Stock

          We have not declared or paid any dividends on our common stock. We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.

Anti-Takeover Law

          We are subject to Section 203 of the Delaware General Corporation Law, which restricts certain transactions and business combinations between a corporation and an “interested stockholder” (as defined in Section 203) owning 15% or more of the corporation’s outstanding voting stock, for a period of three years from the date the stockholder becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of our outstanding voting stock (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

Transfer Agent and Registrar

          Continental Stock Transfer & Trust Co. is the transfer agent and registrar for our units, common stock, warrants and Series A convertible preferred stock.

This Offering

          Upon completion of this offering, we expect to have ____________ shares of common stock outstanding. This number assumes no exercise of the underwriter’s over-allotment option, the warrants included in the units issued in this offering, the underwriter warrants or any other outstanding options and warrants. We expect to have ______ shares of common stock outstanding if the underwriter’s over-allotment option is exercised in full assuming the warrants in the units issued in this offering, the underwriter warrants, or any other options and warrants are not exercised.

          The _______ shares of common stock issued as part of the units sold in this offering, together with up to ______ shares issued upon exercise of the warrants comprising part of the units sold in this offering, will be freely tradable, except by any of our “affiliates” as defined in Rule 144 under the Securities Act.

Restricted Stock and Rule 144

Shares Eligible for Future Sale

          As of the date of this prospectus, 17,066,821 shares of our common stock are outstanding, held by approximately 262 record holders. Of these shares, approximately 2,837,200 shares of common stock are freely tradable without restriction. 14,207,626 shares are restricted securities under Rule 144 of the Securities Act, in that they were issued in private transactions not involving a public offering. 3,100,063; 1,364,005 and 1,076,250 shares may be sold pursuant to current registration statements, respectively. All but approximately 298,868 of those shares are currently eligible for sale under Rule 144.

          The __________ shares of restricted stock may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration afforded by Rule 144.

          In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under the Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

          On November 15, 2007, the Securities and Exchange Commission voted unanimously to adopt final rule changes to shorten the holding periods under Securities Act Rule 144 for restricted securities of public companies from one year to six months to reduce the cost of capital and to increase access to capital. Specifically, the amendments to Rule 144:

•	shorten the holding period for restricted securities of reporting companies to six months;

•

substantially simplify Rule 144 compliance for non-affiliates by allowing non-affiliates of reporting companies to freely resell restricted securities after satisfying a six-month holding period (subject only to the Rule 144(c) public information requirement until the securities have been held for one year) and by allowing non-affiliates of non-reporting companies to freely resell restricted securities after satisfying a 12-month holding period;

•	for affiliates’ sales, revise the manner of sale requirements for equity securities and eliminate them for debt securities and relax the volume limitations for debt securities;

•	for affiliates’ sales, raise the thresholds that trigger Form 144 filing requirements from 500 shares or $10,000 to 5,000 shares or $50,000;

These amendments will be effective 60 days after their publication in the Federal Register (February 6, 2008).

Underwriter Warrants

          In connection with this offering, we have agreed to issue to the representative of the underwriter warrants to purchase shares of our common stock in the amount a total of ten percent (10%) of the total number of units sold in this offering, including any units sold pursuant to the underwriter’s over-allotment option, at a price per unit equal to 125% of the initial offering price of the units. The underwriter warrants will be exercisable for units at any time beginning six months after the date of this prospectus until the fifth anniversary of the date of this prospectus. We are registering the underwriter warrants and the common stock underlying the underwriter warrants in this registration statement.

DESCRIPTION OF BUSINESS

          We were incorporated in Delaware under the name Tele-Optics, Inc. in December 1986. Effective April 8, 2004, we changed our corporate name from Tele-Optics, Inc. to Velocity Asset Management, Inc., and effected a one-for-thirteen reverse split of our then issued and outstanding shares of common stock. Except as otherwise noted, all share and per share data set forth in this annual report gives effect of the one-for-thirteen reverse split.

Overview

          Since February 3, 2004, when we acquired STB, we have engaged in acquiring, managing, collecting and servicing distressed assets, consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates, through three wholly-owned subsidiaries:

          VI, which was formed in 2002, invests in consumer receivable portfolios purchased in the secondary market at a discount from face value and then seeks to liquidate interests contained within these portfolios through legal collection means. As of December 31, 2006, VI held approximately $38,000,000 in distressed consumer receivables.

          JHI, which was formed in 1998, invests in interests in distressed real property, namely real property being sold at sheriff’s foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title, with the goal of re-selling the property or perfecting the partial interest and/or clouded title for resale. These investments are made following an extensive due diligence analysis of the legal status of the property and a market analysis of the property’s value. The average holding period for JHI’s properties is six months. As of December 31, 2006, JHI held approximately $6,245,000 in real property inventory and $25,000 in assignments and judgments of real property interests.

          VOM, which was formed in 2002, invests in New Jersey municipal tax lien certificates. VOM purchases tax lien certificates in the secondary market, which allows VOM to perform its due diligence on a static pool of assets to determine what discount to par VOM is willing to offer as a purchase price. The average purchase price paid for a tax lien certificate in the secondary market is at a 95% discount to the assessed value of the individual property. VOM creates returns by liquidating the portfolio while capitalizing upon opportunities presented by the current tax lien environment to acquire the underlying real properties that are the subject of the tax liens. As of December 31, 2006, VOM held approximately $472,000 in tax certificates and accrued interest.

          Our objective is to maximize our return on investment in distressed assets. Our overall capital base is allocated primarily to the purchase of consumer receivable portfolios, although we are continuing to evaluate market opportunities in connection with interests in distressed real property and tax lien certificates based on the conditions of the particular market, the price/cost of the specific asset within such market and our internal risk/return analysis. The strategy for the allocation of capital among different types of distressed assets is determined solely by our senior management.

          Prior to 2004, the majority of our revenues had been derived from the realization of our distressed real property assets, which accounted for approximately 85% of our revenues during fiscal 2003, as compared to 7.5% of our revenues during such year for each of our consumer receivables and our tax lien certificates. Revenues generated by the realization or sale of our consumer receivables business increased to $1,726,356 in fiscal 2004 or (approximately 39.6% of our total revenues for fiscal 2004), to $3,633,945 in fiscal 2005 (approximately 44.9% of our total revenues) and to $8,431,259 in fiscal 2006 (approximately 82.1% of our total revenues). Revenues from our distressed real property assets were $2,369,564 in fiscal 2004 (approximately 54.4% of our total revenues), $3,685,338 in fiscal 2005 (approximately 45.5% of our total revenues) and $1,585,175 in fiscal 2006 (approximately 15.4% of our total revenues). We anticipate increasing growth in our consumer receivables portfolios as a result of the $17.5 million line of credit that our VI subsidiary entered into with Wells Fargo in 2005, as amended in February 2006, December 2006 and February 2007. Such line of credit can be, and has been, used exclusively to purchase additional consumer receivable portfolios.

History

          We were originally incorporated for the purpose of acquiring all of the common stock of Lenzar Optics, Inc. (“Lenzar”). Lenzar was then engaged in the development, manufacture and marketing of a variety of optical, electronic and electro-optical products for use in the medical and defense industries. In September 1991, we sold all of our assets related to Lenzar’s operations to a third party. From the date of that sale and until February 3, 2004, when we acquired STB, we had virtually no active business operations. On November 21, 1997, new investors, including our management immediately prior to the effective date, purchased approximately 62% of our then issued and outstanding common stock. Between November 21, 1997 and February 3, 2004, those investors and others provided additional funds in the form of equity investment and loans that ensured our viability and permitted us to continue our limited operations and pursue business opportunities.

          On February 3, 2004, we entered into and consummated an agreement and plan of merger by and among our wholly-owned subsidiary, TLOP, STB and the stockholders of STB, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. In accordance with the terms of the merger agreement, on that date, STB was merged with and into TLOP, and we issued to the stockholders of STB, in exchange for all of the common stock of STB issued and outstanding, (a) an aggregate of 6,129,424 shares of our common stock, (b) the right to receive an aggregate of 1,808,077 additional shares of our common stock upon amendment of our certificate of incorporation to increase the total number of shares of capital stock that we are authorized to issue, and (c) warrants to purchase during a period of five years an aggregate of 2,437,000 shares of our common stock at an exercise price of $1.04 per share. The 6,129,424 shares of our common stock issued to the former stockholders of STB represented approximately 80% of the then total issued and outstanding shares of our common stock. The merger agreement also provided that upon amendment of our certificate of incorporation to authorize us to issue a series of preferred stock having certain terms and conditions, John C. Kleinert would convert all of the debt owed by us to him, including debt under a line of credit and other secured loans, into shares of such preferred stock. Mr. Kleinert has since converted all of the debt owed by us to him into shares of our common stock. Except as may be otherwise noted, all share and per share data set forth is this filing give effect to the one-for-thirteen reverse split of our common stock effected on April 8, 2004.

          In connection with the merger with STB, we completed a private placement to an accredited investor of 562,500 shares of our common stock and a warrant exercisable for a period of five years to purchase an aggregate of 562,500 shares of our common stock at an exercise price of $1.04 per share in exchange for an aggregate cash consideration of $500,000. As a result of the merger, we now carry on business through our wholly-owned subsidiary TLOP, which maintains its executive offices and business offices at 1800 Route 34 North, Building 4, Suite 404A, Wall, NJ 07719.

Industry Overview

          The purchase and liquidation of distressed assets consisting of consumer receivable portfolio, interests in distressed real property and tax lien certificates is a growing industry that is driven by many factors including:

•	increasing levels of debt;

•	increasing defaults of the underlying receivables;

•	increasing utilization of third-party providers to collect such receivables;

•	fluctuating employment environment exacerbated by overseas outsourcing;

•	challenged municipal governments raising property taxes to bridge budgetary gaps;

•	increasing values in a real estate market driven by high refinancing activity as a means to maintain lifestyles; and

•	mounting debt and pressure on banks and financial institutions to remove nonperforming or unattractive assets from their balance sheets.

          According to a U.S. Federal Reserve release dated February 2007, consumer debt was $2.4 trillion as of December 2006, and increasing at an annual rate of 3.0%. We believe that as a result of the difficulty in collecting these receivables and the desire of originating institutions to focus on their core businesses and to generate revenue from these receivables, originating institutions are increasingly electing to sell these portfolios.

Strategy

          Our primary objective is to utilize our management’s experience and expertise to effectively grow our business by identifying, evaluating, pricing and acquiring distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates, and maximizing the return on such assets in a cost efficient manner. Our strategy includes:

•	managing the legal collection and servicing of our receivable portfolios;

•	managing the acquisition and disposal of interest in distressed real property and tax lien certificates;

•	conducting extensive internal due diligence to ensure our third party services are provided with the most complete available information on a portfolio in order to maximize collections;

•	outsourcing the legal collection processes;

•	expanding geographically while maintaining the same management of the legal collection and servicing of receivable portfolios;

•	increasing and expanding financial flexibility and leverage through increased capital lines of credit;

•	capitalizing on our strategic relationships to identify and acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates; and

•	expanding our business through the purchase of consumer receivables, interests in distressed real property and tax lien certificates from new and existing sources.

          We believe that as a result of our management’s experience and expertise, and the fragmented yet growing market in which we operate, we are well-positioned to successfully implement our strategy.

          Additionally, in 2007, we intend to continue to grow our business generally while emphasizing the expansion of the business of VI by acquiring additional consumer receivable portfolios, including multi-state consumer receivables. Until December 2004, when we acquired our first multi-state portfolio, all receivables owned by VI were from obligors in New Jersey. Since December 2004, we have purchased portfolios with receivables from obligors in all 50 states, although we concentrate on acquiring receivables from obligors in New York, Massachusetts, Delaware, Maryland, Georgia, Alabama, Arkansas, Connecticut, Indiana, Ohio, Tennessee,

Michigan, Colorado, Oregon, Wisconsin, Illinois, Kentucky, Minnesota, Rhode Island, Virginia, Hawaii, Wyoming, Florida, Pennsylvania, California and Missouri.

Consumer Receivables Purchase Program

          We purchase consumer receivable portfolios that include charged-off receivables and semi-performing receivables. We identify potential portfolio acquisitions on an ongoing basis through our relationships with industry participants, collection agencies, investors and our financing sources, brokers who specialize in the sale of receivable portfolios and other sources.

          Historically, VI has acquired consumer receivable portfolios with face amounts ranging from $225,000 to approximately $43 million at purchase prices ranging from $0.043 to $0.25 per $1.00 of such face amounts.

          The following table summarizes our cumulative historical portfolio purchase price and cash collections as of December 31, 2004, 2005 and 2006. (All dollar amounts in thousands.)

Reporting Period	Aggregate Initial Outstanding Principal Amount	Total No. of Portfolios Purchased	Cumulative Purchase Price	Cumulative Gross Collections	Gross Cash Collections Per Period

12/31/2004	$21,008	15	$3,489	$2,596	$2,150
12/31/2005	$154,112	37	$14,939	$8,001	$5,405
12/31/2006	$353,154	63	$30,306	$18,779	$10,778

          We utilize our relationships with brokers, servicers and sellers of consumer receivable portfolios to locate consumer receivable portfolios for purchase. Our senior management is responsible for:

•	coordinating due diligence, including in some cases on-site visits to the seller’s office;

•	stratifying and analyzing the portfolio characteristics;

•	valuing the portfolio;

•	preparing bid proposals;

•	negotiating pricing and terms;

•	closing the purchase; and

•	coordinating the receipt of account documentation for the acquired portfolios.

          The seller or broker typically supplies us with either a sample listing or the actual portfolio being sold on a compact disk, a diskette or other form of media. We analyze each consumer receivable portfolio to determine if it meets our purchasing criteria. We may then prepare a bid or negotiate a purchase price. If a purchase is completed, senior management monitors the portfolio’s performance and uses this information in determining future buying criteria and pricing.

          We purchase consumer receivables at substantial discounts from the balance actually owed by the obligors. We determine how much to bid on a portfolio and a purchase price by evaluating many different variables, such as:

•	the number of collection agencies previously attempting to collect the receivables in the portfolio;

•	the average balance of the receivables;

•	the age of the receivables;

•	number of days since charge-off;

•	payments made since charge-off; and

•	the locations of the obligors.

          Once a consumer receivable portfolio has been identified for potential purchase, we prepare quantitative analyses to analyze the potential collectibility of the portfolio. We also analyze the portfolio by comparing it to similar portfolios previously acquired by us. In addition, we perform qualitative analyses of other matters affecting the value of portfolios, including a review of the delinquency, charge off, placement and recovery policies of the originator as well as the collection authority granted by the originator to any third party collection agencies and, if possible, by reviewing their recovery efforts on the particular portfolio. After these evaluations are completed, members of our senior management discuss the findings, decide whether to make the purchase and finalize the price at which we are willing to purchase the portfolio.

          We purchase most of our consumer receivable portfolios directly from originators and other sellers including, from time to time, auction type sales in which sellers of consumer receivables seek bids from several pre-qualified debt purchasers. In order for us to consider a potential seller as a source of receivables, a variety of factors are considered. Sellers must demonstrate that they have:

•	adequate internal controls to detect fraud;

•	the ability to provide post-sale support; and

•	the capacity to honor buy-back and return warranty requests.

          Generally, our portfolio purchase agreements provide that we can return certain accounts to the seller. In some transactions, however, we may acquire a portfolio with few, if any, rights to return accounts to the seller. After acquiring a portfolio, we conduct a detailed analysis to determine which accounts in the portfolio should be returned to the seller. Although the terms of each portfolio purchase agreement differ, examples of accounts that may be returned to the seller include:

•	debts paid prior to the cutoff date;

•	debts in which the obligor filed bankruptcy prior to the cutoff date; and

•	debts in which the obligor was deceased prior to cutoff date.

          We generally use third-party electronic public record searches to determine bankrupt and deceased obligors, which allow us to focus our resources on portfolio collections. Under a typical portfolio purchase agreement, the seller refunds the portion of the purchase price attributable to the returned accounts or delivers replacement receivables to us. Occasionally, we will acquire a well seasoned portfolio at a reduced price from a seller that is unable to meet all of our purchasing criteria. When we acquire such portfolios, the purchase price is discounted beyond the typical discounts we receive on the portfolios we purchase that meet our purchasing criteria.

Consumer Receivables Servicing

          Our objective is to maximize our return on investment on acquired consumer receivable portfolios. Consequently, before acquiring a portfolio, we analyze the various assets contained in the portfolio to determine how to best maximize collections in a cost efficient manner. If we acquire the portfolio, we can then promptly process the receivables that were purchased and commence the collection process. Unlike collection agencies that typically have only a specified period of time to recover a receivable, as the portfolio owners we have significantly more flexibility in establishing payment programs and establishing customized policies and procedures.

          Once a portfolio has been acquired, we download all receivable information provided by the seller into our account management system and reconcile certain information with the information provided by the seller in the purchase contract. We then conduct additional due diligence on the portfolio to augment the information provided by the seller and download such information into our account management system. We send notification letters to obligors of each acquired account explaining, among other matters, our new ownership and asking that the obligor contact us or our servicers to make payment arrangements.

          We outsource all of the legal collection process of our receivables to third-party law firms based on specific guidelines established by senior management and set forth in a third-party servicing contract. Prior to January 1, 2005 substantially all legal work was outsourced to Ragan & Ragan, P.C. Each third-party law firm to whom we might outsource receivable servicing is selected from an industry law list with an accredited bond, has compatible information technology systems and meets certain other specific criteria. Our standard form of servicing contract provides for the payment to the law firm of a contingency fee equal to 25% of all amounts collected and paid by the debtors. Once a group of receivables is sent to a third-party servicer, our management actively monitors and reviews the servicer’s performance on an ongoing basis. Our management receives detailed analyses, including collection activity and portfolio performance, from our internal servicing department to assist it in evaluating the results of the efforts of the third-party law firm. Based on portfolio performance guidelines, our management may move certain receivables from one third-party servicer to another if it anticipates that this will result in an increase in collections. Until December 2004, all of our receivables were from obligors in New Jersey and we employed the law firm of Ragan & Ragan, P.C. to service those receivables. We expect to continue to use Ragan & Ragan, P.C. with respect to our receivables in New Jersey until such time as either (i) our agreement with Ragan & Ragan, P.C. terminates; or (ii) the consumer receivable portfolios in New Jersey increase beyond the capacity of Ragan & Ragan, P.C. Our current agreement with respect to consumer receivables portfolios with Ragan & Ragan P.C. is for one calendar year and automatically extends for additional periods of one calendar year each unless terminated by us. The agreement provides for the payment to such firm of a contingency fee equal to 25% of all amounts collected and paid by the obligors. The shareholders of Ragan & Ragan, P.C. are W. Peter Ragan, Sr., our Vice President and a Director, and W. Peter Ragan Jr., President of our wholly-owned subsidiary, VI.

          From time to time, we may resell certain accounts in our pool of consumer receivables that we have deemed uncollectible in order to generate revenue.

Distressed Real Property Program

          We acquire interests in distressed real property, namely real property being sold at sheriffs’ foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and real property with clouded title. Properties and property interests are purchased mainly at publicly advertised judicial and non-judicial auction sales. Purchases of real property are mainly in New Jersey. However, we have also purchased six properties in Indiana through a Bankruptcy Court auction sale conducted in Atlanta, Georgia. It is anticipated that as we expand, we will acquire properties in other geographic locations. Some property interests are purchased through referrals from independent contractor finders who are paid a varying commission of the net profit, if any, at the time of the disposal of the asset to a third party transferee (not upon acquisition). Our subsidiary, JHI, has entered into a retainer agreement with the law firm of Ragan & Ragan P.C., and such firm has agreed to provide legal services at varying hourly rates in connection with the purchase and sale of JHI’s interests in distressed real property with a minimum fee of $1,500 per each purchase and sale. In addition, such firm is entitled to receive a finder’s fee equal to 15% of JHI’s net profit, if any, at the time of sale of any property interest referred to us by Ragan & Ragan, P.C. The retainer agreement is for a one year period commencing January 1, 2005, and renews for successive periods of one year each unless terminated by our subsidiary.

          Senior management conducts extensive due diligence on the status of any property or property interest proposed to be acquired by us and a market analysis of the property’s value before making any investment decision.

          Our average holding period for an interest in distressed real property prior to disposal has been six months, which has allowed for the wind-up of any litigation, possession and rehabilitation of the property to the degree necessary for resale. To the extent possible, any rehabilitation has been limited to clean up of the premises. Sales of properties are generally made through local, but nationally affiliated, realtors using multiple listing sources. From time to time, we sell interests in distressed real property to generate revenue and to dispose of unwanted properties. Typically, at closing, we pay a commission of 5% of the sales price, although incentives may be offered from time to time to expedite a particular sale.

          On June 2, 2005, JHI acquired a residential property in Melbourne, Florida through a joint venture with Groveland Estates, LLC (“Groveland”), an unrelated party. The property was purchased for $3.25 million from Detroit-based Comerica Bank, which had acquired the property through a foreclosure. Acquisition financing of approximately $3.3 million was provided by a group of investors, including JHI, which invested approximately $125,000, that will be entitled to receive 10% per annum and 2.0% of the loaned amount along with a pro rata share of 20% of the net profit, if any, realized by JHI upon the sale of the property. Under the terms of the joint venture agreement with Groveland, the investor group, including JHI, will be entitled to receive 100% return of all capital, including acquisition and carrying costs, plus the cost of funds. In addition, JHI will be entitled to receive 60% of the net profit, if any, of the proceeds of the sale of the property, 20% of which will be shared pro rata with the investor group (including JHI), and Groveland will be entitled to receive 40% of the net profit, if any, from the sale of the property, plus 20% of the actual cost, if any, of the property’s renovation, as a project management fee. In the opinion of management, the property is adequately covered by insurance. On September 21, 2005, JHI entered into a $1,000,000 mortgage and security agreement, the proceeds of which are being used to renovate the property. Estimated renovations are expected to cost approximately $900,000. All principal accrues interest at a fixed annual rate of 12% per annum and payments of accrued interest are due and payable in arrears in equal monthly payments on the outstanding principal balance of the promissory note. JHI was required to make monthly interest only payments of $10,000 until October 21, 2007, at which time all principal, accrued interest and other charges were to be due and payable. This note was redeemed and paid in full on August 4, 2006. The Company has also recorded a $220,948 impairment of a property held for sale in connection with an estate property owned by its JHI subsidiary in Melbourne, Florida. Although the property was appraised in February 2007 at $4.8 million, there can be no assurance that the sale of the property will result in a profit. We are currently under contract for the sale of the property and in connection therewith, we have received a $200,000 non-refundable deposit. However, there can be no assurance that such sale will be consummated.

          After careful consideration of trends in revenues and future opportunities for growth, management has made the determination that the consumer receivables business will be the sole operating focus of the Company in fiscal 2008.

Tax Lien Certificate Program

          We acquire tax lien certificates at a discount to par. We acquire these in the secondary market, which allows senior management to perform its due diligence on the underlying property which is the subject of the tax lien before the determination is made regarding what discount to par we are willing to offer as a purchase price. Historically, all of the tax lien certificates we have purchased were related to properties located in the State of New Jersey, and were purchased in two separate portfolio pools in 2002. Our subsidiary, VOM has entered into a retainer agreement with the law firm of Ragan & Ragan, P.C., in which such firm has agreed to provide legal services at varying hourly rates in connection with the foreclosure of tax lien certificates. The company has also agreed to pay Ragan & Ragan a minimum fee of $1,500 per tax lien certificate that is foreclosed upon and a commission equal to 15% of VOM’s net profit, if any, at the time of the sale of real properties acquired by VOM upon foreclosure of a tax lien certificate.

          From time to time, we sell properties acquired by foreclosure of a tax lien certificate. Sales of such properties are through local, but nationally affiliated, realtors using multiple listing services. Typically, at closing we pay a commission of 5% of the sales price, although incentives may be offered from time to time to expedite a particular sale.

          After careful consideration of trends in revenues and future opportunities for growth, management has made the determination that the consumer receivables business will be the sole operating focus of the Company in fiscal 2008.

Competition

          Our business of purchasing consumer receivables, interests in distressed real property and tax lien certificates is highly competitive and fragmented, and we expect that competition from new and existing companies will increase. We compete with:

•	other purchasers of consumer receivables, interests in distressed real property and tax lien certificates, including third-party collection companies; and

•	other financial services companies who purchase consumer receivables, interests in distressed real property and tax lien certificates.

          Some of our competitors are larger and more established and may have substantially greater financial, technological, personnel and other resources than we have, including greater access to capital markets. We believe that no individual competitor or group of competitors has a dominant presence in the market.

          We compete with our competitors for consumer receivable portfolios, interests in distressed real property and tax lien certificates based on many factors, including:

•	purchase price;

•	representations, warranties and indemnities requested;

•	speed in making purchase decisions; and

•	our reputation.

          Our strategy is designed to capitalize on the market’s lack of a dominant industry player. We believe that our management’s experience and expertise in identifying, evaluating, pricing and acquiring receivable portfolios, interests in distressed real property and tax lien certificates and managing collections coupled with our strategic alliances with third-party servicers and our sources of financing give us a competitive advantage. However, we cannot assure that we will be able to compete successfully against current or future competitors or that competition will not increase in the future.

Management Information Systems

          We believe that a high degree of automation is necessary to enable us to grow and successfully compete with other financial services companies. Accordingly, we continually upgrade our computer software and, when necessary, our hardware to support the servicing and recovery of consumer receivables that we acquire. Our telecommunications and computer systems allow us to quickly and accurately process the large amount of data necessary to purchase and service consumer receivable portfolios. Due to our desire to increase productivity through automation, we periodically review our systems for possible upgrades and enhancements.

Government Regulation

          The relationship of obligors and a creditor is extensively regulated by Federal, state and municipal laws, rules, regulations and ordinances. These laws include, but are not limited to, the following statutes and regulations: the Fair Debt Collection Practices Act, the Federal Truth-In-Lending Act, the Fair Credit Billing Act, the Equal Opportunity Act, the Fair Foreclosure Act and the Fair Credit Reporting Act, as well as comparable statutes in states where obligors reside and/or where creditors are located. Among other things, the laws and regulations applicable to various creditors impose disclosure requirements regarding the advertisement, application, establishment and operation of credit accounts or other types of credit programs. Federal law requires a creditor to disclose to an obligor, among other things, the interest rates, fees, grace periods and balance calculations methods associated with their accounts. In addition, obligors are entitled to have payments and credits applied to their accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. In addition, some laws prohibit certain discriminatory practices in connection with the extension of credit. Further, state laws may limit the interest rate and the fees that a creditor may impose on obligors. Failure by a creditor to comply with applicable laws could create claims and rights of offset that would reduce or eliminate an obligor’s obligations, which could have a material adverse effect on our operations. Pursuant to agreements under which we purchase receivables, we are typically indemnified against losses resulting from the failure of the creditor to have complied with applicable laws relating to the receivables prior to our purchase of such receivables.

          Certain laws, including the laws described above, may limit our ability to collect amounts owing with respect to the receivables regardless of any act or omission on our part. For example, under the Federal Fair Credit Billing Act, a credit card issuer may be subject to certain claims and defenses arising out of certain transactions in which a credit card is used if the consumer has made a good faith attempt to obtain satisfactory resolution of a problem relative to the transaction and, except in cases where there is a specified relationship between the person honoring the card and the credit card issuer, the amount of the initial transaction exceeds $50 and the place where the initial transaction occurred was in the same state as the consumer’s billing address or within 100 miles of that address. Accordingly, as a purchaser of defaulted receivables, we may purchase receivables subject to valid defenses on the part of the obligor. Other laws provide that, in certain instances, obligors cannot be held liable for, or their liability is limited to $50 with respect to, charges to the credit card account that were a result of an unauthorized use of the credit card account. No assurances can be given that certain of our receivables were not established as a result of unauthorized use of a credit card account, and, accordingly, the amount of such receivables may not be collectible by us.

          Several Federal, state and municipal laws, rules, regulations and ordinances, including, but not limited to, the Federal Fair Debt Collection Practices Act and the Federal Trade Commission Act and comparable state statutes regulate debt collection activity. Although, for a variety of reasons, we may not be specifically subject to the Federal Fair Debt Collection Practices Act and certain state statutes specifically addressing third-party debt collectors, it is our policy to comply with applicable laws in our collection activities. To the extent that some or all of these laws apply to our collection activities, failure to comply with such laws could have a materially adverse effect on us.

          Additional laws may be enacted that could impose additional restrictions on the servicing and collection of consumer receivables. Such new laws may adversely affect the ability to collect such receivables.

          Because the receivables were originated and serviced pursuant to a variety of Federal laws by a variety of entities there can be no assurance that all original servicing entities have at all times been in substantial compliance with applicable law. Additionally, there can be no assurance that we or our servicers have been or will continue to be at all times in substantial compliance with applicable law. The failure to comply with applicable law could materially adversely affect our ability to collect our receivables and could subject us to increased costs, fines and penalties.

          We currently hold a number of licenses issued under applicable credit laws. Certain of our current licenses and any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. Our inability to renew licenses or to take any other required action with respect to such licenses could have a material adverse effect upon our results of operation and financial condition.

Employees

          As of December 6, 2007, we had a total of twelve employees, of which ten are full time employees. Most of our collection activities are outsourced and managed by corporate officers. Each of our employees has signed a standard employee agreement. None of our employees is covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

          The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto and the other financial information included elsewhere in this report.

Overview

          We were organized in the State of Delaware in December 1986 as Tele-Optics, Inc. We were inactive until February 3, 2004, when we acquired STB. Since that acquisition, we have engaged in the business of acquiring, managing and servicing distressed assets, consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates. The business is carried on by our three wholly-owned subsidiaries: VI, which invests in non-performing consumer debt purchased in the secondary market at a discount from face value and then seeks to liquidate these debt portfolios through legal collection means; JHI, which invests in distressed real property interests, namely real property being sold at sheriff’s foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title; and VOM, which invests in New Jersey municipal tax liens with the focus on realization of value through legal collection and owned real estate opportunities presented by the current tax environment.

          Our consumer receivable portfolios are purchased at a discount from the amount actually owed by the obligor. Our interests in distressed real property are purchased following an extensive due diligence process concerning the legal status of each property and a market analysis of the value of the property or underlying property. Our tax lien certificates are purchased at a discount from par following a due diligence analysis similar to that performed in connection with the purchase of interests in distressed real property. Our profitability as a company depends upon our ability to purchase and collect on a sufficient volume of our consumer receivables, the sale of our interests in distressed real property and the collection of taxes and accrued interest on our tax lien certificates to generate revenue that exceeds our cost. Most of our revenue is derived from the consumer receivables business and it is our primary operating focus. After careful consideration of trends in revenues and future opportunities for growth, management has made the determination that the consumer receivables business will be the sole operating focus of the Company in fiscal 2008. As a result, the Company is currently considering all strategic alternatives for JHI and VOM, including, but not limited to, the sale of some or all of each entity’s assets, partnering or other collaboration agreements, or a merger, spin-off or other strategic transaction.

Critical Accounting Policies

          Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the fair value of consumer receivables, the fair value of properties held for sale and the reported amounts of revenues and expenses. On an on-going basis, we evaluate our estimates, including those related to the recognition of revenue, future estimated cash flows and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. We believe the following critical accounting policies affect the significant judgment and estimates used in the preparation of our consolidated financial statements.

Purchased Consumer Receivable Portfolios and Revenue Recognition

          We purchase portfolios of consumer receivable accounts at a substantial discount from their face amounts, usually discounted at 75% to 98% from face value. We record these accounts at our acquisition cost, including the estimated cost of court filing fees and account media. The portfolios of consumer receivables contain accounts that have experienced deterioration of credit quality between origination and our acquisition of the consumer receivable portfolios. The discounted amount paid for a portfolio of consumer receivable accounts reflects our determination that it is probable we will be unable to collect all amounts due according to the contractual terms of the accounts. At acquisition, we review the consumer receivable accounts in the portfolio to determine whether there is evidence of deterioration of credit quality since origination and whether it is probable that we will be unable to collect all amounts due according to the contractual terms of the accounts. If both conditions exist, we determine whether each such portfolio is to be accounted for individually or whether such portfolios will be assembled into static pools based on common risk characteristics. We consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each acquired portfolio of consumer receivable accounts and subsequently aggregated pools of consumer receivable portfolios. We determine the excess of the pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted based on our proprietary acquisition models. The remaining amount, representing the excess of the loan’s cash flows expected to be collected over the amount paid, is accreted into income recognized on consumer receivables over the remaining life of the loan or pool using the interest method.

          We acquire these consumer receivable portfolios at a significant discount to the amount actually owed by the borrowers. We acquire these portfolios after a qualitative and quantitative analysis of the underlying receivables and calculate the purchase price so that our estimated cash flow provides us with a sufficient return on our acquisition costs and servicing expenses. After purchasing a portfolio, we actively monitor its performance and review and adjust our collection and servicing strategies accordingly.

          Prior to January 1, 2005, we accounted for our investment in consumer receivables using the interest method under the guidance of Practice Bulletin 6, “Amortization of Discounts on Certain Acquired Loans.” In accordance with Practice Bulletin 6, revenue was recognized based on our anticipated cash collections and the estimated rate of return over the useful life of the pool. Effective January 1, 2005, we adopted and began to account for our investment in consumer receivables using the interest method under the guidance of American Institute of Certified Public Accountants Statement of Position 03-3, “Accounting for Loans or Certain Securities Acquired in a Transfer.” For portfolios of consumer receivables acquired in fiscal years beginning prior to December 15, 2004, Practice Bulletin 6 is still effective; however, Practice Bulletin 6 was amended by Statement of Position 03-3. For portfolios of consumer receivables acquired in fiscal years beginning after December 15, 2004, Statement of Position 03-3 is effective. In accordance with Statement of Position 03-03 (and the amended Practice Bulletin 6), revenue is recognized based on our anticipated gross cash collections and the estimated rate of return over the useful life of the pool.

          We believe that the amounts and timing of cash collections for our purchased receivables can be reasonably estimated and, therefore, we utilize the interest method of accounting for our purchased consumer receivables prescribed by Statement of Position 03-3. Such belief is predicated on our historical results and our knowledge of the industry. Each static pool of receivables is statistically modeled to determine its projected cash flows based on historical cash collections for pools with similar risk characteristics. Statement of Position 03-3 requires that the accrual basis of accounting be used at the time the amount and timing of cash flows from an acquired portfolio can be reasonably estimated and collection is probable.

          Where the future cash collections of a portfolio cannot be reasonably estimated, we use the cost recovery method as prescribed under Statement of Position 03-3. Under the cost recovery method, no revenue is recognized until we have fully collected the initial acquisition cost of the portfolio. We have no consumer receivable portfolios that are accounted for under the cost recovery method.

          Under Statement of Position 03-3, to the extent that there are differences in actual performance versus expected performance, increases in expected cash flows are recognized prospectively through adjustment of internal rate of return while decreases in expected cash flows are recognized as impairment. Under both the guidance of Statement of Position 03-3 and the amended Practice Bulletin 6, when expected cash flows are higher than prior projections, the increase in expected cash flows results in an increase in the internal rate of return and therefore, the effect of the cash flow increase is recognized as increased revenue prospectively over the remaining life of the affected pool. However, when expected cash flows are lower than prior projections, Statement of Position 03-3 requires that the expected decrease be recognized as an impairment by decreasing the carrying value of the affected pool (rather than lowering the internal rate of return) so that the pool will amortize over its expected life using the original internal rate of return.

          Generally, these portfolios are expected to amortize over a five year period based on our estimated future cash flows. Historically, a majority of the cash we ultimately collect on a portfolio is received during the first 36 months after acquiring the portfolio, although additional amounts are collected over the remaining period. The estimated future cash flows of the portfolios are re-evaluated quarterly.

          The internal rate of return is estimated and periodically recalculated based on the timing and amount of anticipated cash flows using our proprietary collection models. A pool can become fully amortized (zero carrying balance on the balance sheet) while still generating cash collections. In this case, all cash collections are recognized as revenue when received. Additionally, we use the cost recovery method when collections on a particular pool of accounts cannot be reasonably predicted. Under the cost recovery method, no revenue is recognized until we have fully collected the cost of the portfolio, or until such time that we consider the collections to be probable and estimable and begin to recognize income based on the interest method as described above. We have no consumer receivable portfolios that are accounted for under the cost recovery method.

          We establish valuation allowances for all acquired consumer receivable portfolios subject to Statement of Position 03-3 to reflect only those losses incurred after acquisition (that is, the present value of cash flows initially expected at acquisition that are no longer expected to be collected). Valuation allowances are established only subsequent to acquisition of the loans. At December 31, 2006 and September 30, 2007, we had no valuation allowance on our consumer receivables. Prior to January 1, 2005, if estimated future cash collections would be inadequate to amortize the carrying balance, an impairment charge would be taken with a corresponding write-off of the receivable balance.

          Application of Statement of Position 03-3 requires the use of estimates to calculate a projected internal rate of return for each pool. These estimates are based on historical cash collections. If future cash collections are materially different in amount or timing than projected cash collections, earnings could be affected either positively or negatively. Higher collection amounts or cash collections that occur sooner than projected cash collections will have a favorable impact on yield and revenues. Lower collection amounts or cash collections that occur later than projected cash collections will have an unfavorable impact on internal rate of return and revenues. Consumer receivable activity for the nine month periods ending September 30, 2007 and 2006 and December 31, 2006 and 2005 consists of the following:

	For the Nine Months Ended		For the Years Ended

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005

Balance at beginning of period	$38,327,926	$17,758,661	$17,758,661	$3,237,852

Acquisitions and capitalized costs, net of returns	11,491,501	14,858,873	22,915,748	16,291,794
Amortization of capitalized costs	(44,397)	-	-	-

	11,447,104	14,858,873	22,915,748	16,291,794

Cash collections	(13,058,115)	(7,950,156)	(10,777,742)	(5,404,930)
Income recognized on finance receivables	9,901,507	5,653,159	8,431,259	3,633,945

Cash collections applied to principal	(3,156,608)	(2,296,997)	(2,346,483)	(1,770,985)

Balance at end of period	$46,618,422	$30,320,537	$38,327,926	$17,758,661

Stock Based Compensation

          We have adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), which supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based transactions using APB No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated financial statements. SFAS No. 123R requires additional disclosures relating to the income tax and cash flow effects resulting from share-based payments. We have adopted the modified prospective application method of SFAS No.123(R), effective January 1, 2006, and the adoption of SFAS No. 123(R) has had an immaterial impact on our consolidated results of operations and earnings per share. Additionally, regarding the treatment of non-employee stock based compensation, we have followed the guidance of EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

New Accounting Pronouncements

          In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements.” Management has not determined whether the Company will voluntarily choose to measure any of its financial assets and financial liabilities at fair value. Management also has not determined whether the adoption of this statement will affect its reported results of operations or financial condition.

          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also will require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and will be adopted by us beginning in the first quarter of 2008. We are currently evaluating the potential impact this standard may have on our financial position and results of operations.

Results of Operations

Gross Revenues

Comparison of the Fiscal Year Ended December 31, 2006 to the Fiscal Year Ended December 31, 2005.

          Revenues in the fiscal year ended December 31, 2006 were $10,284,482 as compared to $8,101,744 in the fiscal year ended December 31, 2005, representing a 26.9% increase. The increase in revenues was primarily attributable to an increase in collections on consumer receivables at our VI subsidiary. Revenues from the sale of real property, the collection of consumer receivables and the collection of taxes and interest derived from tax lien certificates owned by us represented approximately 15.4%, 82.0%, and 2.6%, respectively, during fiscal 2006 as compared to 45.5%, 44.8%, and 9.7% during fiscal 2005. Although management believes that the mix of revenues on a comparative basis will vary from reporting period to reporting period partly as a result of factors beyond its control, such as maturity dates, court decisions and other similar events that affect the timing of revenue recognition, it also believes that the increase in consumer receivables revenues in fiscal 2006 is reflective of the continued growth in its consumer receivables business. It is anticipated that such growth will be accelerated over time as a result of the increase in February 2007 to $17.5 million in the credit facility that VI obtained in 2005 which will and can be used exclusively to purchase additional consumer receivable portfolios.

Comparison of 2007 Period to 2006 Period

          Total revenues in the nine month period ended September 30, 2007 (the “2007 Period”) were $10,739,120 as compared to $6,918,576 in the same period in the prior year (the “2006 Period”), representing a 55.2% increase. The increase in revenues was primarily attributable to a significant increase in collections on consumer receivables at our VI subsidiary and an increase in revenues from the sale of real property at our JHI subsidiary. Revenues from the sale of real property, the collection of consumer receivables and the collection of taxes and interest derived from tax lien certificates owned by the Company represented approximately 7.0%, 92.2% and 0.8% during the 2007 Period as compared to 15.3%, 81.7% and 3.0% during the 2006 Period. Although management believes that the mix of revenues on a comparative basis will vary from reporting period to reporting period partly as a result of factors beyond its control, such as maturity dates, court decisions and other similar events that affect the timing of revenue recognition, it also believes that the increase in consumer receivables revenues in the 2007 Period is reflective of the continued growth in its consumer receivables business.

Operating Expenses

Comparison of the Fiscal Year Ended December 31, 2006 to the Fiscal Year Ended December 31, 2005.

          Total operating expenses for the fiscal year ended December 31, 2006 were $6,630,333 as compared to $6,465,620 during the fiscal year ended December 31, 2005, representing an increase of 2.5%. The increase in total operating expenses was primarily attributable to an increase in professional fees as a result of increasing collections by VI’s third party legal collection network, each of which generally receives a 25% commission fee on gross cash collections. General and administrative expenses increased in fiscal 2006 as a result of increasing due diligence expense for VI and the expansion of operations, including the hiring of additional employees.

Comparison of 2007 Period to 2006 Period

          Total operating expenses for the 2007 Period were $6,628,882 as compared to $4,760,384 for the 2006 Period, representing a 39.3% increase. The increase in total operating expenses was primarily attributable to increased professional fees incurred as a result of an increase in collections and a corresponding increase in legal commission expense as a result of the expansion of operations at our VI subsidiary. The Company has also recorded a $220,948 impairment of a property held for sale in connection with an estate property owned by its JHI subsidiary in Melbourne, Florida. As discussed above, management is currently examining all strategic alternatives for the distressed real estate and tax lien certificate businesses. General and administrative expenses also increased in the 2007 Period as a result of our increasing due diligence expenses and electronic search fees for VI and an increase in payroll expense.

Other Expense

Comparison of the Fiscal Year Ended December 31, 2006 to the Fiscal Year Ended December 31, 2005.

          Interest expense in the fiscal year ended December 31, 2006 was $1,363,418, as compared to $760,674 in the fiscal year ended December 2005, representing a 79.2% increase. The increase in interest expense was primarily attributable to accrued interest in connection with certain long term notes in connection with a residential property owned by JHI in Melbourne Florida and an increased usage of the senior credit facility with Wells Fargo.

Comparison of 2007 Period to 2006 Period

          Interest expense in the 2007 Period was $1,437,699 as compared to $971,932 in the 2006 Period, representing a 48.0% increase. The increase in interest expense was primarily attributable to an expansion of VI’s line of credit with Wells Fargo.

Net Income

Comparison of the Fiscal Year Ended December 31, 2006 to the Fiscal Year Ended December 31, 2005.

          Net income for the year ended December 31, 2006 was $1,318,690, as compared to net income of $473,867 for the year ended December 31, 2005, an increase of 178.3%. The increase in net income in year 2006 is primarily attributable to an increase in interest income from consumer receivables as a result of expansion of operations and increased collections at our VI subsidiary.

Comparison of 2007 Period to 2006 Period

          Net income for the 2007 Period was $1,560,149 as compared to net income for the 2006 Period of $703,723, a 121.7% increase. The increase in net income in year 2006 is primarily attributable to an increase in interest income from consumer receivables as a result of expansion of operations and increased collections at our VI subsidiary.

Liquidity and Capital Resources

          At September 30, 2007, the Company had approximately $650,000 in cash and cash equivalents and trade accounts payable of approximately $1,400,000. Management believes that the revenues expected to be generated from operations, the Company’s line of credit and the proceeds of the subordinated debt financing discussed below, will be sufficient to finance operations for the rest of the fiscal year. However, in order to expand operations by, among other things, purchasing additional portfolios of distressed consumer receivables, we have been seeking to raise additional capital by way of the sale of equity securities or debt instruments. If, for any reason, our available cash otherwise proves to be insufficient to fund operations (because of future changes in the industry, general economic conditions, unanticipated increases in expenses, or other factors, including acquisitions), we will be required to seek additional funding.

          Net cash used in operating activities was approximately $8,010,000 during the 2007 Period, compared to net cash used in operating activities of approximately $8,404,000 in the 2006 Period. The decrease in net cash used in operating activities was primarily due to a decrease in the purchase of portfolios of consumer receivables, partially offset by an increase in the purchases of properties held for sale during the 2006 Period. Net cash provided by financing activities was approximately $6,239,000 during the 2007 Period, compared to net cash provided by financing activities of approximately $14,022,000 in the 2006 Period. The decrease in net cash provided by financing activities was primarily due to the $13,800,000 preferred stock offering in May 2006.

          On January 27, 2005, VI entered into a Loan and Security Agreement with Wells Fargo, a California corporation, in which Wells Fargo agreed to provide VI with a three year $12,500,000 senior credit facility to finance the acquisition of individual pools of unsecured consumer receivables that are approved by Wells Fargo under specific eligibility criteria set forth in the Loan and Security Agreement.

          Simultaneous with the Loan and Security Agreement, the following agreements were also entered into with Wells Fargo a Continuing Guaranty, in which we unconditionally and irrevocably guaranteed our obligations under the Loan and Security Agreement; a Security and Pledge Agreement, in which we pledged all of our assets to secure the credit facility, including, but not limited to, all of our stock ownership of JHI and all our membership interests in VI and VOM; and a Subordination Agreement, in which all sums owing to us by VI as an intercompany payable for advances or loans made or property transferred to VI will be subordinated to the credit facility to the extent that such sums, when added to VI membership interest in the parent does not exceed $3,250,000. In addition, three of our executive officers, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr., provided joint and several limited guarantees of VI’s obligations under the Loan and Security Agreement.

          On February 27, 2006, VI entered into a First Amendment to the Loan and Security Agreement pursuant to which Wells Fargo extended the credit facility until January 27, 2009 and agreed to increase the advance rate under the facility to 75% (up from 60%) of the purchase price of individual pools of unsecured consumer receivables that are approved by the lender. Under the First Amendment to the Loan and Security Agreement, Wells Fargo also agreed to reduce the interest rate on the loan from 3.5% above the prime rate of Wells Fargo Bank, N.A. to 1.5% above such prime rate. In addition, the amortization schedule for each portfolio has been extended from twenty-four to thirty months. Wells Fargo also agreed to reduce the personal limited guarantees from $1,000,000 to $250,000.

          Use of the senior credit facility is subject to VI complying with certain restrictive covenants under the Loan and Security Agreement, including but not limited to: a restriction on incurring additional indebtedness or liens; a change of control of VI; a restriction on entering into transactions with affiliates outside the course of VI’s ordinary business; and a restriction on making payments to us in compliance with the Subordination Agreement. In addition, VI has agreed to maintain certain ratios with respect to outstanding advances on the credit facility against the estimated remaining return value on Wells Fargo financed portfolios.

          On February 23, 2007, we entered into a Third Amendment to the Loan Agreement dated January 27, 2005. Pursuant to the Amended and Restated Loan Agreement, the Lender agreed to permanently increase our credit facility up to $17,500,000. In addition, we have agreed to maintain certain ratios with respect to outstanding advances on the credit facility against the estimated remaining return value on Wells Fargo financed portfolios, and has agreed to maintain at least $6,500,000 in VI’s member’s equity plus 50% of VI’s net income for each calendar quarter that ends on or after March 31, 2007. We have also agreed to maintain at least $21,000,000 in stockholder’s equity plus 50% of our net income of the Company for each calendar quarter that ends on or after March 31, 2007.

          On October 27, 2005, we and our wholly owned subsidiary, JHI, entered into a Securities Purchase Agreement with an institutional investor relating to a sale of a 10% Secured Convertible Debenture, due April 27, 2007, in the principal amount of $1.8 million, and an associated common stock purchase warrant to purchase 200,000 shares of our common stock at an exercise price of $3.10 per share. Proceeds from the financing ($1,780,000) were used primarily for working capital purposes including, but not limited to, the purchase of distressed real property interests and distressed consumer receivable portfolios. On May 19, 2006, we entered into an amendment to the Securities Purchase Agreement pursuant to which we extended the initial maturity date of the Convertible Debenture and issued an additional warrant to purchase 50,000 shares of our common stock at a purchase price of $3.10. On May 19, 2006, we used $1,823,000 from proceeds of the preferred offering of our Series A stock (as described in the next paragraph) to repay in full interest and principal under the Convertible Debenture.

          On May 18, 2006, we consummated our public offering of 1,200,000 shares of our Series A Convertible Preferred Stock. The offering was underwritten by Anderson & Strudwick, Incorporated. The underwriter was granted an option to purchase up to an additional 180,000 shares of Series A Convertible Preferred Stock to cover over-allotments which they exercised on May 31, 2006. The public price per share for the offering was $10.00. Net proceeds of the offering amounted to approximately $12.4 million. As of September 30, 2007, approximately $6.5 million of the proceeds of the offering have been used for the purchase and servicing of distressed consumer receivable portfolios, $1.823 million has been used to repay the convertible debenture, $1.0 million has been used to redeem a mortgage on an investment property in Florida, $2.5 million has been used for general corporate expenses and approximately $810,000 has been used to redeem certain short term notes.

          On June 29, 2007, we consummated an initial closing (final closing July 27, 2007) of its private placement offering of 10.0% Convertible Subordinated Notes (the “Notes”) due 2017 (the “Notes Offering”) to accredited investors (“Accredited Investors”). The Notes are being offered and sold pursuant to exemption from registration under Section 4(2) of the Securities Act. The Notes are being sold by the Company through an NASD member firm which is serving as placement agent. In connection with the Notes Offering, the Company issued the Notes and also entered into a Subscription Agreement with each of the Note holders.

          On June 29, 2007 and July 27, 2007, the Company issued Notes in the aggregate principal amount of $2,350,000. Interest on the Notes is payable monthly in arrears commencing on September 30, 2007. The Notes are subordinated in liquidation preference and in right of payment to all of the Company’s existing debt. The Notes will be senior in right of payment and in liquidation preference to any future long term debt of the Company. To the extent the Company were to complete a subsequent financing with the placement agent on or before March 29, 2008 (“Subsequent Financing”), the Notes will automatically convert into the underlying securities (either convertible debt or preferred stock) sold in the Subsequent Financing (the “Underlying Securities”). To the extent the new issue in the Subsequent Financing contains an interest rate less than 10.0% per annum; the exchange ratio of the Notes will automatically adjust to maintain a 10.0% yield. To the extent the Company does not complete a Subsequent Financing; the Notes may be converted, at the option of the holder, into shares of the Company’s common stock at a price of $2.50 per share, subject to certain adjustments within. The Company intends to use the net proceeds from the Notes Offering primarily for the purchase of portfolios of consumer receivables and for general corporate purposes, including working capital.

          For its services in connection with the Notes Offering, the placement agent received a placement fee computed at the rate of seven percent (7.0%) of the aggregate principal amount of the Notes sold. In addition, the Company paid an accountable expense allowance of one percent (1%) of the aggregate principal amount of the Notes sold. As a result, after other Notes Offering expenses of approximately $33,500 ($41,500 as of July 27, 2007) (legal and blue sky filing fees), the Company received net proceeds of approximately $2,035,000 ($2,127,000 as of July 27, 2007). Costs of $224,500 related to this offering have been capitalized and will be amortized over the life of the notes.

          The Notes provide that, to the extent the Company completes a Subsequent Financing, the Company will register the underlying securities in connection with the Subsequent Financing. To the extent the Company does not complete a Subsequent Financing, the Company will register the common stock underlying the Notes for resale by the Noteholders.

          On June 14, 2007, the Company’s JHI subsidiary entered into an agreement to secure a revolving credit line in the maximum principal sum of $800,000 with Northern State Bank. During the term of the note, interest shall accrue on the outstanding principal balance of the note at a rate of the lenders’ prime rate plus one-half percent per annum. The Company can draw upon the note, during the twelve month period commencing on June 14, 2007. Any sums loaned under the note may be paid at any time, without premium or penalty, and reborrowed from time to time, until July 1, 2008. Payments of interest only are due on the 1st day of each and every month until the payment due July 1, 2008, on which date the entire balance or principal, interest and fees then unpaid shall become due and payable. The note is secured by various mortgages of real property held and owned by the Company’s subsidiary, JHI. The Company had $641,000 outstanding on the credit line as of September 30, 2006.

          On September 26, 2007, the Company consummated an initial closing of its private placement offering (the “2007 Private Offering”) of shares of common stock (the “Shares”) and warrants to purchase shares of common stock (together with the Shares, the “Securities”) to Accredited Investors. The Securities were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act, as amended (the “Securities Act”). In connection with the 2007 Private Offering, the Company issued the Securities and also entered into a Securities Purchase Agreement and a Registration Rights Agreement with the Accredited Investors. On October 11, 2007, the Company consummated its second and final closing of the 2007 Private Offering. Together with the first closing, the Registrant sold an aggregate of 862,500 Shares at a purchase price of $2.00 per Share and delivered warrants to purchase an aggregate of 172,500 shares of the Company’s common stock. Net proceeds from the financing are to be used primarily for working capital purposes including, but not limited to, the purchase of distressed consumer receivable portfolios.

          The warrants issued in the 2007 Private Offering entitle the holders to purchase shares of the Company’s common stock reserved for issuance thereunder for a period of three years from the date which is six months after the date of issuance at an exercise price of $2.50 per share. These warrants contain certain anti-dilution rights on terms specified in the warrants. In addition, pursuant to the Securities Purchase Agreement, the Accredited Investors will be entitled to additional shares of common stock if, during the six month period after the Closing, the Company sells or issues additional shares of common stock, or securities (debt and/or equity) convertible into common stock, with a purchase, exercise or conversion price of less than $2.00.

          Pursuant to the Registration Rights Agreement, the Company agreed to file with the Securities and Exchange Commission a registration statement on appropriate form providing for the resale by the investors of the Shares and the shares underlying the warrants. The Company agreed to file the registration statement within 45 days of the Initial Closing. If such Registration Statement is not filed within the required timeframe, or does not become effective within the required timeframe, or does not remain effective for any thirty (30) consecutive days, the Company has agreed to pay to the investors in the 2007 Private Offering liquidated damages for each thirty (30) day period in which the Registrant fails to comply with such requirements, all as more specifically provided in the Securities Purchase Agreement. The registration statement for the 2007 Private Offering was filed on November 9, 2007 and declared effective on November 21, 2007.

          The Company received aggregate net proceeds of $1,596,500 from the placement, after payment of offering expenses of approximately $25,000 and commissions of approximately $82,500. The Company retained a registered FINRA broker dealer to act as placement agent. In addition, the placement agent is entitled to receive 2 year warrants to acquire 41,250 shares of the Company’s common stock.

          The Company anticipates that it will be undertaking additional financing from time to time to increase its working capital and to increase its ability to purchase additional pools of consumer receivables. Such financings may be private placement or public offerings, and may include common stock, debt securities or other equity based securities.

Supplementary Information on Consumer Receivables Portfolios:

          The following tables show certain data related to our entire owned portfolio. These tables describe the purchase price, cash collections and related multiples. We utilize a long-term legal approach to collecting our portfolios of consumer receivables. This approach has historically caused us to realize significant cash collections from pools of consumer receivables year after they are initially acquired. When we acquire a new pool of consumer receivables, our estimates typically result in a 60 month projection of cash collection.

	Portfolio Purchases/Collections (dollar amounts in thousands)			Gross Cash Collections Per Period
Reporting Period	Outstanding Amount	Portfolios Purchased	Purchase Price

Nine Months Ended	$108,393	19	$10,447	$7,896
September 30, 2006
Nine Months Ended	$127,066	18	$9,061	$13,058
September 30, 2007

Portfolio Performance

Year	Total # Portfolios	Initial Outstanding Amount (1)	Purchase Price (2)	Gross Cash Collections (3)	Gross Cash Collections as a % of Cost (4)

2003	5	$11,497,833	$2,038,950	$7,973,269	391.05%
2004	10	$9,511,088	$1,450,115	$3,017,866	208.11%
2005	22	$133,103,213	$11,449,557	$13,496,836	117.88%
2006	26	$199,042,032	$15,367,940	$6,820,094	44.38%
2007	18	$127,066,158	$9,060,980	$528,229	5.83%

Portfolio Purchases

Year	Total # Portfolios	Initial Outstanding Amount (1)	Purchase Price (2)	Average Price (5)

2003	5	$11,497,833	$2,038,950	$0.177
2004	10	$9,511,088	$1,450,115	$0.152
2005	22	$133,103,213	$11,449,557	$0.086
2006	26	$199,042,032	$15,367,940	$0.077
2007	18	$127,066,158	$9,060,980	$0.071

(1)

Initial Outstanding Amount represents the original face amount purchased from sellers and has not been decremented by any adjustments including payments and buyback. (“Buybacks” are defined as purchase price refunded by the seller due to the return of non-compliant accounts, such as deceased and bankrupted accounts.)

(2)	Purchase Price represents the cash paid to sellers to acquire portfolios of defaulted consumer receivables, and does not include certain capitalized acquisition costs.

(3)	Gross Cash Collections include gross cash collections on portfolios of consumer receivables as of September 30, 2007.

(4)

Gross Cash Collections as a Percentage of Cost represents the gross cash collections on portfolios of consumer receivables as of September 30, 2007 divided by the purchase price such portfolios in the related calendar year.

(5)	Average Price represents the Purchase Price of portfolios of consumer receivables divided by the Initial Outstanding Amount of such portfolios purchased in the related calendar year.

          The prices we pay for our consumer receivable portfolios are dependent on many criteria including the age of the portfolio, the type of receivable, our analysis of the percentage of obligors who owe debt that is collectible through legal collection means and the geographical distribution of the portfolio. When we pay higher prices for portfolios that may have a higher percentage of obligors whose debt we believe is collectible through legal collection means, we believe it is not at the sacrifice of our expected returns. Price fluctuations for portfolio purchases from quarter to quarter or year over year are indicative of the overall mix of the types of portfolios we are purchasing.

          During the nine months ended September 30, 2007, we acquired 18 portfolios of consumer receivables aggregating approximately $127 million in initial outstanding amount at a purchase price of approximately $9.06 million, bringing the aggregate initial outstanding amount of consumer receivables under management as of September 30, 2007 to approximately $480 million, an increase of 82.5% as compared to approximately $263 million as of September 30, 2006. For the nine month period ended September 30, 2007, we posted gross collections of approximately $13.058 million, compared to gross collections of $7.896 million in the nine month period ended September 30, 2006, representing a 65.4% increase.

Trends

          As a result of our line of credit and this Preferred Stock Offering, we anticipate that we will incur significant increases in interest expense offset and dividend payments, over time, by expected increased revenues from consumer receivable portfolios purchased utilizing funds under such line of credit. No assurance can be given that the expected revenues from such purchased portfolios will exceed the additional interest expense or dividend payments. While we are not presently aware of any other known trends that may have a material impact on our revenues, we are continuing to monitor our collections to assess whether the current housing crisis will have a long term impact on collections. We do not believe that the recent decreases in interest rates, and the anticipated continuing gradual decreases in interest rates, has had or will have a material adverse effect upon our business.

DESCRIPTION OF PROPERTY

          Prior to the merger with STB, we did not lease any premises for our executive or corporate offices. Following the merger, both our executive/corporate offices at 48 Franklin Turnpike, 3rd Floor, Ramsey, NJ 07746 and our business office at 1800 Route 34 North, Building 4, Suite 404A, Wall, NJ, 07719 are located in leased space. The business office is approximately 2,450 square feet, is subject to a five year lease from an unrelated third party (expiring on July 1, 2012) and has an annual lease payment of $43,750. The executive/corporate office is approximately 500 square feet, is subject to a renewable two year lease (expiring on January 1, 2009) from an unrelated third party and has an annual lease payment of $8,400.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Except as set forth below, no transactions have occurred since the beginning of our last two fiscal years or are proposed with respect to which a director, executive officer, security holder owning of record or beneficially more than 5% of any class of the company’s securities or any member of the immediate families of the foregoing persons had or will have a direct or indirect material interest.

          We engage Ragan & Ragan, P.C. to pursue legal collection of our receivable portfolios, interests in distressed real property and tax lien certificates. Both Messrs. Ragan, Sr. and Ragan, Jr. are partners of Ragan & Ragan, P.C. The fee arrangements between our subsidiaries and Ragan & Ragan, P.C. have been reviewed and approved by all of the members of a committee appointed by our board of directors, other than Mr. Ragan, Sr. who abstained. John C. Kleinert and James J. Mastriani comprised the committee. During fiscal years 2005 and 2006, our subsidiary VI, paid Ragan & Ragan, P.C. an aggregate of $1,062,196 and $1,225,577, respectively, our subsidiary JHI, paid Ragan & Ragan, P.C. an aggregate of $63,574 and $10,139, respectively, and our subsidiary, VOM, paid Ragan & Ragan, P.C. an aggregate of $15,013 and $5,528, respectively.

          On October 5, 2005, we sold an unsecured promissory note in the principal amount of $60,000 to Ragan & Ragan, PC, a related entity, in a private placement. The note bore interest at the rate of 7% per annum. The entire principal and accrued interest of the note was payable in one lump sum payment on October 5, 2006 unless the holder thereof gave written notice to us 30 days prior to October 5, 2006 that it elected to extend its note, in which event the entire principal thereof would be payable on October 5, 2007. The note was redeemed and paid in full on October 5, 2006.

          On October 5, 2005, our JHI subsidiary sold an unsecured promissory note in the principal amount of $70,000 to YouBit, Inc. a related entity owned by Ragan & Ragan, PC in a private placement. The note bore interest at the rate of 7% per annum. The entire principal and accrued interest of the note was payable in one lump sum payment on October 5, 2006 unless the holder thereof gave written notice to us 30 days prior to October 5, 2006 that it elected to extend its note, in which event the entire principal thereof would be payable on October 5, 2007. The note was redeemed and paid in full on October 5, 2006.

          It is our policy, with respect to insider transactions, that all transactions between us, our officers, directors and principal stockholders and our affiliates be on terms no less favorable to us than could be obtained from an unrelated third parties in arms-length transactions and that all such transactions shall be approved by a majority of the disinterested members of the Board of Directors. We believe that the transactions described above comply with such policy.

          Except for W. Peter Ragan, Sr. and W. Peter Ragan, Jr., who are father and son, none of our officers and directors is related.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

          From May 9, 2002 through April 12, 2004, our common stock traded on the OTC Bulletin Board under the symbol “TLOP.” From April 12, 2004 through August 8, 2007, our common stock traded on the OTC Bulletin Board under the symbol “VCYA.” On August 9, 2007, our common stock began trading on AMEX under the symbol “JVI.”

          The following chart sets forth the high and low close prices for each quarter from January 1, 2005 through September 30, 2007 and the closing high and low sales prices of our common stock as reported by AMEX through December 12, 2007.

Period Ended	High	Low

Fiscal Year Ending December 31, 2005
First Quarter	$4.45	$2.10
Second Quarter	3.03	2.10
Third Quarter	2.65	1.65
Fourth Quarter	2.75	1.70

Fiscal Year Ending December 31, 2006
First Quarter	$2.09	$1.70
Second Quarter	2.05	1.60
Third Quarter	1.90	1.25
Fourth Quarter	2.15	1.20

Fiscal Year Ending December 31, 2007
First Quarter	$2.57	$1.90
Second Quarter	2.40	1.75
Third Quarter	2.92	2.00
Fourth Quarter *	2.45	1.45

On December 12, 2007, the closing price of our common stock as reported on AMEX was $1.62 per share.

Our preferred stock is traded on AMEX under the symbol “JVI.PR”. The following table sets forth the reported high and low bid quotations of our preferred stock for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Period Ended	High	Low

Fiscal Year Ending December 31, 2006
First Quarter	$—	$—
Second Quarter	11.19	10.10
Third Quarter	10.90	9.89
Fourth Quarter	11.90	10.08

Fiscal Year Ending December 31, 2007
First Quarter	$12.15	$10.90
Second Quarter	12.88	11.00
Third Quarter	11.50	10.00
Fourth Quarter *	11.05	10.22

Holders of Record

          As of December 18, 2007, there were 93 holders of record of our common stock, including shares held in street name. As of December 6, 2007, there were 17,066,821 shares of common stock issued and outstanding. As of December 18, 2007, there was 1 holder of record of our preferred stock, including shares held in street name. As of December 18, 2007, there were 1,380,000 shares of preferred stock issued and outstanding.

* through December 12, 2007

Dividends

          We have not paid dividends on our common stock in the past and do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business.

Securities authorized for issuance under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders (2004 Equity Incentive Program)	0 (1)	—	843,000

Equity compensation plans not approved by security holders	—	—	—

TOTAL	0 (1)	—	843,000

          (1) 232,000 shares of restricted stock have been issued under the 2004 Equity Incentive Program.

Compensation Pursuant to Plans

          In March 2004, the Board of Directors and the stockholders approved the 2004 Equity Incentive Program. This program provides for the grant of incentive stock options, nonqualified stock options, restricted stock grants, including, but not limited to, unrestricted stock grants, as approved by the Board or a committee of the board. Incentive stock options granted under the Program are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified stock options granted under the program are intended not to qualify as incentive stock options under the Internal Revenue Code.

          The total number of shares of our common stock that may be issued under the program upon the exercise of all options granted under the program or the satisfaction by all recipients of all conditions necessary for the receipt of restricted stock awards and/or unrestricted stock awards may not exceed 1,000,000, of which 500,000 shares shall be available for issuance under incentive stock options and 500,000 shares shall be available for issuance under nonqualified stock options, restricted stock awards and/or unrestricted stock awards. A total of 232,000 shares have been issued under the program.

EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table sets forth all annualized compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2006 and 2005. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Total ($)

John C. Kleinert	2006	$215,000	$25,000	—		$240,000
Chief Executive Officer	2005	$175,000	—	—		$175,000

James J. Mastriani	2006	$175,000	$60,000	$193,750	(1)	$428,750
Chief Financial Officer and Chief Legal Officer	2005	$150,000	$30,000	—		$180,000

(1)

On August 26, 2006, the Board of Directors approved a grant to Mr. Mastriani for 200,000 restricted shares of common stock in our company. Of those shares, 75,000 shares were unvested as of December 31, 2006. As of September 30, 2007, all of such shares have vested. The $193,750 sum reflects the value of the 125,000 restricted shares that have vested as of December 31, 2006.

Narrative Disclosure to Summary Compensation Table

          On January 1, 2006, we extended our employment contract with our President, John C. Kleinert, for a period of four years commencing from January 1, 2004 and renewable annually subject to the terms and conditions of the contract, at an annual salary of $215,000. Mr. Kleinert devotes all of his business time to our affairs in accordance with the terms of his employment contract.

          On January 1, 2006, we extended our employment contract with W. Peter Ragan, Sr. in which we agreed to employ Mr. Ragan, Sr. as our Vice President and President of our wholly owned subsidiaries, JHI and VOM, for a period of four years, commencing from January 1, 2004 and renewable annually subject to the terms and conditions of the contract at an annual salary of $100,000. Mr. Ragan, Sr. devotes approximately 50% of his business time to our affairs and the affairs of JHI and VOM in accordance with the terms of his employment contract.

          On January 1, 2006, we extended our employment contract with W. Peter Ragan, Jr. in which we agreed to employ Mr. Ragan, Jr. as President of our wholly owned subsidiary VI, for a period of four years, commencing from January 1, 2004 and renewable annually subject to the terms and conditions of the contract, at an annual salary of $100,000. Mr. Ragan, Jr. devotes approximately 50% of his business time to the affairs of VI in accordance with the terms of his employment contract.

          On September 8, 2004, we entered into an employment contract with James J. Mastriani in which we agreed to employ Mr. Mastriani as our Chief Financial Officer and our Chief Legal Officer for a period of three years ending September 1, 2007 at an annual base salary of not less than $150,000, with annual increases and annual bonuses determined at the discretion of our board of directors and calculated in same manner as other executives. Additionally, we agreed to grant Mr. Mastriani equity securities pursuant to our 2004 Equity Incentive Program. The amount, type and terms of the equity securities to be granted to Mr. Mastriani will be determined by our board of directors and Mr. Mastriani from time to time. During the 2006 fiscal year, Mr. Mastriani received stock awards for 200,000, all of which have vested to date. Mr. Mastriani devotes all of his business time to our affairs as provided under his employment contract.

Outstanding Equity Awards

          The following table summarizes outstanding equity incentive plan awards held by each of our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)

John C. Kleinert	—	—
James J. Mastriani	75,000	$116,250

Outstanding Equity Awards Narrative Disclosure

          Incentive Program. On August 26, 2006, the Board of Directors approved a grant to Mr. Mastriani for 200,000 restricted shares of common stock in our company. 125,000 of such shares vested during the 2006 fiscal year, and the remaining 75,000 shares have vested as of September 30, 2007.

          Our board of directors presently consists of two of our executive officers and three independent directors. We are not currently providing any compensation to our two executive officers for serving on the board of directors.

          Compensation Pursuant to Plans. In March 2004, we approved the 2004 Equity Incentive Program. The Program provides for the grant of incentive stock options, nonqualified stock options, restricted stock grants, including, but not limited to, unrestricted stock grants, as approved by the Board or a committee of the board. Incentive stock options granted under the Program are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified stock options granted under the Program are intended not to qualify as incentive stock options under the Internal Revenue Code.

          The total number of shares of the company’s common stock that may be issued under the Program upon the exercise of all option granted under the Program or the satisfaction by all recipients of all conditions necessary for the receipt of restricted stock awards and/or unrestricted stock awards may not exceed 1,000,000, of which 500,000 shares shall be available for issuance under incentive stock options and 500,000 shares shall be available for issuance under nonqualified stock options, restricted stock awards and/or unrestricted stock awards. A total of 232,000 shares have been issued under the Program.

Compensation of Directors Summary Table

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Total ($)

Steven Marcus	$2,000	$2,000
David Granatell	$2,000	$2,000
Dr. Michael Kelly	$2,000	$2,000

Narrative to Director Compensation

          Fees earned or paid in cash represent a standard $1,000 per day meeting fee received for attendance at the June 8, 2006 and December 19, 2006 Board of Directors meetings. No compensation is paid to our executive directors who attend board meetings. We expect to implement a director incentive plan in Fiscal 2007.

LEGAL MATTERS

          Ellenoff Grossman & Schole LLP, New York, New York, has passed on the legality of the securities offered in this prospectus. Kaufman & Canoles, PC, Richmond, Virginia, has served as counsel to the underwriter in connection with this offering.

UNDERWRITING

          Anderson & Strudwick, Inc. is acting as underwriter. Subject to the terms and conditions described in an underwriting agreement between us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, ___________ units, each unit comprised of one share of our common stock and one warrant to purchase one-quarter of one share of our common stock.

          Subject to the terms and conditions in the underwriting agreement, the underwriter has agreed to purchase all the units being sold pursuant to the underwriting agreement if any of these units are purchased. If the underwriter defaults, the underwriting agreement provides that the underwriting agreement may be terminated.

          We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

          The underwriter is offering the units, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The underwriter has advised us that it proposes initially to offer the units to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $___ per unit. After the initial public offering, the offering price, concession and discount may be changed.

          The following table shows the public offering price, underwriting discount to be paid by us to the underwriter and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

	Per Unit		Without Over-Allotment Option		With Over-Allotment Option

Public Offering Price	$	___	$	___	$	___
Underwriting Discount	$	___	$	___	$	___
Proceeds to us, before expenses	$	___	$	___	$	___

          The expenses of this offering, not including the underwriting discount, are estimated at $_________ and are payable by us. Such expenses include estimated non-accountable expenses in an amount equal to 1% of the aggregate offering price of the units sold in this offering ($75,000) payable to the underwriter; provided, however, the underwriter shall not be entitled to such expense allotment for units sold pursuant to the over-allotment option. Other expenses payable by us include legal, accounting, printing and filing fees, estimated to be $_________.

          In addition, we will issue to Anderson & Strudwick warrants to purchase a number of shares of our common stock equal to 10% of the number of units sold, inclusive of any units sold pursuant to the over-allotment option. The warrants will be exercisable for shares of our common stock at an exercise price of $____ per share of common stock for a period of five years, but the warrants will not be exercisable for a period of six months following issuance. Pursuant to NASD Rule 2710(g)(1), the warrants to be acquired by Anderson & Strudwick may not (except to certain affiliates of Anderson & Strudwick) be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the commencement of this offering.

Over-allotment Option

          We have granted an option to the underwriter to purchase up to _________ additional units at the initial public offering price less the underwriting discount. The underwriter may exercise this option for 45 days from the date of this prospectus solely to cover any over-allotments.

Market and Pricing Considerations

          Although our common stock is traded on AMEX, the units and the warrants contained therein are new securities with no established trading market. We intend to file a listing application with AMEX for the Units and Warrant. Trading of a security on AMEX is made through a specialist. Our underwriter, Anderson & Strudwick, however, is not a specialist on AMEX and is not obligated to make a market, and can discontinue market making at any time without notice. Neither we nor Anderson & Strudwick can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

          The initial public offering price of the units offered by this prospectus and the exercise price of the public warrants have been determined by negotiation between us and the underwriter. Among the factors considered in determining the initial public offering price of the units and the exercise price of the warrants were:

•	our history and our prospects;
•	the price of our common stock;
•	the industry in which we operate;
•	the status and development prospects for our products;
•	our past and present operating results;
•	the previous experience of our executive officers; and
•	the general condition of the securities markets at the time of this offering.

          The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and warrants contained in the units, can be resold at or above the initial public offering price.

LEGAL PROCEEDINGS

          In the ordinary course of our business we are involved in numerous legal proceedings. We regularly initiate collection lawsuits against consumers using our network of third party law firms. Also, consumers may occasionally initiate litigation against us in which they allege that we have violated a Federal or state law in the process of collecting on their account. We do not believe that these ordinary course matters are material to our business and financial condition.

          As of the date of this prospectus, there are presently no material pending legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is the subject and, to the best of our knowledge, no such actions against us are contemplated or threatened.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasonably believed their conduct or action was in, or not opposed to, the best interest of our company.

          Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

          On June 8, 2006 we, with the approval of the Audit Committee of our Board of Directors and our full Board of Directors, dismissed our independent accountants, Cowan Gunteski & Co., P.A (“Cowan”). During the years ended December 31, 2005 and 2004 and the subsequent interim period through March 31, 2006, Cowan acted as the independent accountants for us and our subsidiaries, and, during such period there were no disagreements with Cowan on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cowan, would have caused Cowan to make a reference to the subject matter of the disagreements in connection with its reports in the financial statements for such years. The independent accountant’s reports of Cowan on the Company’s consolidated financial statements for the years ended December 31, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

          On June 16, 2006, with the approval of our Audit Committee and our full Board of Directors, we appointed the firm of Weiser LLP (“Weiser”) as our independent accountants. During our two most recent fiscal years or subsequent interim period, we have not consulted with Weiser regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did Weiser provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim periods, we have not consulted with Weiser on any matter that was the subject of a disagreement or a reportable event.

EXPERTS

          Our consolidated financial statements for the years ended December 31, 2006 and 2005, included in this prospectus, have been included in this prospectus in reliance upon the reports of Weiser and Cowan, respectively, appearing elsewhere in this prospectus, and upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          In connection with the units offered by this prospectus, we have filed a registration statement on Form SB-2 under the Securities Act with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to our units, shares and warrants, and us, you should refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement. You may inspect a copy of the registration statement and the accompanying exhibits and schedules without charge at the SEC’s public reference facility, 100 F Street, NE, Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from this office for a fee. You may obtain information on the operation of the public reference facility by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

          You should rely only on the information contained in this prospectus and in any free writing prospectus that states that it has been provided with our approval. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our units are sold.

          We are not, and the underwriter is not, making an offer to sell the units in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Velocity Asset Management, Inc.
Ramsey, NJ

We have audited the accompanying consolidated balance sheet of Velocity Asset Management, Inc. and Subsidiaries as of December 31, 2006 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Velocity Asset Management, Inc. and Subsidiaries as of December 31, 2006, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 of the notes to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” applying the modified prospective method at the beginning of the year ended December 31, 2006.

/s/Weiser LLP
New York, New York
April 2, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Velocity Asset Management, Inc. and Subsidiaries
Ramsey, New Jersey

We have audited the accompanying consolidated balance sheets of Velocity Asset Management, Inc. and Subsidiaries, as of December 31, 2005 and the related consolidated statements of operations, consolidated statements of changes in equity and the consolidated statements of cash flows for Velocity Asset Management, Inc. and Subsidiaries for the year ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Velocity Asset Management, Inc. and Subsidiaries as of December 31, 2005, and the results of its operations and its cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cowan, Gunteski & Co., P.A.

Toms River, New Jersey
March 17, 2006

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2007 (Unaudited)	December 31, 2006 (Audited)

ASSETS

Cash and cash equivalents	$648,346	$2,444,356
Notes receivable	205,127	180,641
Note receivable from related party	205,000	—
Deposits on properties	90,000	240,000
Properties held for sale	6,820,812	6,133,705
Tax certificates held and accrued interest receivable, net	324,360	472,071
Consumer receivables, net	46,618,422	38,327,926
Property and equipment, net of accumulated depreciation	68,765	68,619
Deferred income tax asset, net	361,100	306,900
Security deposits	30,224	30,100
Other assets	475,428	229,841

Total assets	$55,847,584	$48,434,159

See accompanying notes to the consolidated financial statements.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2007 (Unaudited)	December 31, 2006 (Audited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Accounts payable and accrued expenses	$1,369,897	$873,507
Estimated court and media costs	7,309,904	8,446,319
Lines of credit	17,442,758	13,791,388
Notes payable to related parties	2,370,000	2,370,000
Notes and mortgage payable	1,015,000	780,000
Convertible subordinated notes	2,350,000	—
Income taxes payable	492,905	600,974

Total liabilities	32,350,464	26,862,188

STOCKHOLDERS’ EQUITY

Series A 10% convertible preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,380,000 shares issued and outstanding (liquidation preference of $13,800,000)	1,380	1,380
Common stock, $0.001 par value, 40,000,000 shares authorized, 16,879,321 and 16,129,321 shares issued and outstanding, respectively	16,879	16,129
Additional paid-in-capital	24,901,631	23,502,381
Accumulated deficit	(1,422,770)	(1,947,919)

Total stockholders’ equity	23,497,120	21,571,971

Total liabilities and stockholders’ equity	$55,847,584	$48,434,159

See accompanying notes to the consolidated financial statements.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Nine Months Ended September 30,		For the Years Ended December 31,

	2007 (Unaudited)	2006 (Unaudited)	2006 (Audited)	2005 (Audited)

REVENUES
Sales of real property	$747,656	$1,059,732	$1,585,175	$3,685,338
Income on consumer receivables	9,901,507	5,653,159	8,431,259	3,633,945
Interest income on tax certificates held	89,957	205,685	268,048	782,461

Total revenues	10,739,120	6,918,576	10,284,482	8,101,744

OPERATING EXPENSES
Cost of real property sold	640,754	718,991	1,041,588	3,326,021
Impairment of property held for sale	220,948	—	—	—
Professional fees (including fees paid to related parties of $873,484 and $964,397 for the nine month periods ended September 30, 2007 and 2006, respectively and $1,241,244 and $1,140,783 for the years ended December 31, 2006 and 2005, respectively)	3,598,106	2,514,296	3,355,899	2,017,875
General and administrative expenses	2,169,074	1,527,097	2,232,846	1,121,724

Total operating expenses	6,628,882	4,760,384	6,630,333	6,465,620

Income from operations	4,110,238	2,158,192	3,654,149	1,636,124

OTHER EXPENSE
Interest expense (including interest incurred to related parties of $175,059 and $172,272 for the nine month periods ended September 30, 2007 and 2006, respectively and $234,797 and $181,314 for the years ended December 31, 2006 and 2005, respectively)	(1,437,699)	(971,932)	(1,363,418)	(760,674)

Income before provision for income taxes	2,672,539	1,186,260	2,290,731	875,450

Provision for income taxes	1,112,390	482,537	972,041	401,583

Net income	1,560,149	703,723	1,318,690	473,867

Preferred dividend	(1,035,000)	(506,005)	(851,005)	—

Net income attributable to common shareholders	$525,149	$197,718	$467,685	$473,867

Weighted average common shares - basic	16,176,207	15,980,409	16,008,653	15,937,002

Net income per common share - basic	$0.03	$0.01	$0.03	$0.03

Weighted average common shares - diluted	17,869,236	17,285,341	17,276,877	17,740,110

Net income per common share - diluted	$0.03	$0.01	$0.03	$0.03

See accompanying notes to the consolidated financial statements.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity

	Number of Shares	Par Value	Number of Shares	Par Value

BALANCES, December 31, 2004	—	$—	15,794,348	$15,795	$10,680,133	$(2,889,471)	$7,806,457

Private Offering of up to 3,500,000 Units. Each unit is comprised of one share of common stock for $2.50 per share within the next five years:

January 5, 2005 - Fourth Tranche Closing	—	—	133,350	133	199,891	—	200,024

Commissions Paid in Conjunction with Private Offering	—	—	—	—	(135,268)	—	(135,268)

Issuance of stock pursuant to right to receive clause	—	—	44,623	44	(44)	—	—

Issuance of warrants for services rendered by an independent consultant	—	—	—	—	21,088	—	21,088

Issuance of warrants pursuant to secured debenture	—	—	—	—	72,851	—	72,851

Net income	—	—	—	—	—	473,867	473,867

BALANCES, December 31, 2005	—	—	15,972,321	15,972	10,838,651	(2,415,604)	8,439,019

Preferred stock offering of up to 1,200,000 shares of Series A convertible preferred stock	1,200,000	1,200	—	—	11,998,800	—	12,000,000

Preferred stock sale to underwriter in conjunction with preferred stock offering of 180,000 shares of Series A convertible preferred stock	180,000	180	—	—	1,799,820	—	1,800,000

Commissions and expenses related to preferred stock offering	—	—	—	—	(1,404,000)	—	(1,404,000)

Sale of warrants pursuant to preferred stock offering	—	—	—	—	120	—	120

Dividends paid on preferred stock	—	—	—	—	—	(851,005)	(851,005)

Issuance of warrants pursuant to secured debenture	—	—	—	—	12,347	—	12,347

Stock-based compensation			157,000	157	256,643	—	256,800

Net income	—	—	—	—	—	1,318,690	1,318,690

BALANCES, December 31, 2006	1,380,000	1,380	16,129,321	16,129	23,502,381	(1,947,919)	21,571,971

Unaudited:

Dividends paid on preferred stock	—	—	—	—	—	(1,035,000)	(1,035,000)

Stock-based compensation	—	—	75,000	75	109,925	—	110,000

Private placement offering of 675,000 shares of common stock. Shares at a purchase price of $2.00 per share; delivered warrants to purchase an aggregate of 165,000 shares of the Company’s common stock (net of issuance costs of $60,000)	—	—	675,000	675	1,289,325	—	1,290,000

Net income	—	—	—	—	—	1,560,149	1,560,149

BALANCES, September 30, 2007 (Unaudited)	1,380,000	$1,380	16,879,321	$16,879	$24,901,631	$(1,422,770)	$23,497,120

See accompanying notes to the consolidated financial statements.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,		For the Years Ended December 31,

	2007 (Unaudited)	2006 (Unaudited)	2006 (Audited)	2005 (Audited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,560,149	$703,723	$1,318,690	$473,867
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	140,281	24,056	32,518	26,287
Non-cash expenses relating to stock compensation	110,000	182,347	269,147	93,941
Deferred income tax benefit	(54,200)	11,900	(159,100)	61,900
Property impairment charge	220,948	—	—	—
(Increase) decrease in:
Accounts receivable	—	—	—	785,251
Notes receivable	(24,486)	5,020	—	—
Note receivable from related party	(205,000)	—	—	—
Properties held for sale	(908,055)	479,350	124,894	(4,288,380)
Deposits on properties	150,000	41,000	1,000	(121,000)
Tax certificates held and accrued interest receivable	147,711	65,228	66,855	163,191
Consumer receivables	(8,334,894)	(12,561,876)	(20,569,265)	(14,520,809)
Security deposits	(124)	61,000	57,400	(87,500)
Other assets	(64,618)	(77,736)	(76,584)	(48,257)
Increase (decrease) in:
Accounts payable and accrued expenses	496,390	179,332	425,536	446,034
Estimated court and media costs	(1,136,414)	2,441,034	4,646,673	3,799,646
Income taxes payable	(108,069)	41,340	467,842	119,582

Net cash used in operating activities	(8,010,381)	(8,404,282)	(13,394,394)	(13,096,247)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(24,242)	(13,915)	(13,915)	(66,311)

Net cash used in investing activities	(24,242)	(13,915)	(13,915)	(66,311)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	3,858,113	5,482,402	7,696,926	10,674,460
Repayments of borrowings	—	(3,350,000)	(3,480,000)	(709,157)
Proceeds received from stock and warrants sales and offerings	1,290,000	13,800,120	13,800,120	200,024
Proceeds from convertible subordinated notes, net	2,125,500	—	—	1,800,000
Commissions and related expenses paid on stock offering	—	(1,404,000)	(1,404,000)	(135,268)
Payment of dividends	(1,035,000)	(506,005)	(851,005)	—

Net cash provided by financing activities	6,238,613	14,022,517	15,762,041	11,830,059

Net increase (decrease) in cash and cash equivalents	(1,796,010)	5,604,320	2,353,732	(1,332,499)

Cash and cash equivalents, beginning of period	2,444,356	90,624	90,624	1,423,123

Cash and cash equivalents, end of period	$648,346	$5,694,944	$2,444,356	$90,624

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,184,610	$735,903	$1,018,573	$730,674
Cash paid for income taxes	$926,886	$461,054	$680,836	$510,141

See accompanying notes to the consolidated financial statements.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 1 - ORGANIZATION AND BUSINESS

Nature of Operations

On February 3, 2004, Velocity Asset Management, Inc. (formerly known as Tele-Optics, Inc), the “Company”), through its wholly-owned subsidiary TLOP Acquisition Company, L.L.C. (“TLOP”), entered into a reverse acquisition (the “Reverse Merger”) with STB, Inc. and its subsidiaries. On February 3, 2004, STB, Inc. became a wholly owned subsidiary of TLOP. As a result of the Reverse Merger, the Company operates all of its current business activities through its wholly-owned subsidiary TLOP.

The Company was incorporated in the state of Delaware on December 31, 1986. In 1987, the Company issued shares of its common stock pursuant to a public offering. The Company was engaged in the manufacture of optical products until 1991 when all assets and operations were sold.

Effective April 8, 2004, the Company changed its name from Tele-Optics, Inc. to Velocity Asset Management, Inc. The entities that are included in these consolidated financial statements are as follows:

TLOP Acquisition Company, L.L.C. - TLOP Acquisition Company, LLC (“TLOP”) was incorporated in New Jersey as a limited liability company. TLOP is a wholly-owned subsidiary of the Company and pursuant to the Reverse Merger owns 100% of STB, Inc.

STB, INC. - STB, Inc. (“STB”) was incorporated in New Jersey in 2003. Its primary purpose was to act as a holding company for three subsidiaries, namely, J. Holder, Inc., VOM, LLC and Velocity Investments, LLC.

J. Holder, Inc. - J. Holder, Inc. (“J. Holder”) was formed in 1998 to invest in, and maximize the return on real property being sold at sheriff’s foreclosure sales and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title.

VOM, L.L.C. - VOM, LLC (“VOM”) was formed in 2002 to invest in and maximize the return on New Jersey municipal tax liens. VOM focuses on maximization of profit through legal collections and owned real estate opportunities presented by the current tax lien environment.

Velocity Investments, L.L.C. - Velocity Investments, LLC (“Velocity”) was established in 2002 to invest in, and maximize the return on, consumer debt purchased on the secondary market. Velocity purchases consumer receivable portfolios at a discount and then liquidates these portfolios through legal collection means.

The Company has one continuing industry segment - the acquisition, management, collection and servicing of distressed assets.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany payables, receivables, revenues and expenses have been eliminated for purposes of this consolidation.

Unaudited Interim Financial Statements

The accompanying balance sheet as of September 30, 2007, the statements of income, changes in stockholders’ equity and cash flows for the nine months ended September 30, 2007 and 2006 are unaudited. In the opinion of management, such information includes all adjustments consisting of normal recurring adjustments necessary for a fair presentation of this interim information when read in connection with the audited financial statements and notes hereto. Results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of nine months or less when purchased to be cash equivalents.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and consumer receivables. The Company places its cash and cash equivalents with high quality financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Properties Held for Sale

Properties held for sale consist of real property purchased by the Company for resale and are carried at the lower of cost or market value. This includes the cost to purchase the property and repairs or other costs required to present the property ready for resale. The Company recognizes income and related expenses from the sale of real property at the date the sale closes.

Tax Certificates Held and Accrued Interest Receivable

The Company records its New Jersey municipal tax liens at cost plus accrued interest. Interest income is recognized using the effective interest method (“interest method”).

Consumer Receivables

The Company purchases consumer receivable portfolios at a substantial discount from their face amount due to a deterioration of credit quality between the time of origination and the Company’s acquisition of the portfolios. Income is recognized using either the interest method or cost recovery method. Upon acquisition, the Company reviews each consumer receivable portfolio to determine whether each such portfolio is to be accounted for individually or whether such portfolio will be assembled into static pools of consumer receivable portfolios based on common risk characteristics. Once the static portfolio pools are created, management estimates the future anticipated cash flows for each pool. If management can reasonably estimate the expected timing and amount of future cash flows, the interest method is applied. However, if the expected future cash flows cannot be reasonably estimated, the Company uses the cost recovery method.

Prior to January 1, 2005, the Company accounted for its investment in consumer receivable portfolios using the interest method under the guidance of Practice Bulletin 6, “Amortization of Discounts on Certain Acquired Loans (“PB-6”).” Effective January 1, 2005, the Company adopted and began to account for its investment in consumer receivable portfolios using the interest method under the guidance of American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 03-3, “Accounting for Loans or Certain Securities Acquired in a Transfer.” SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt if those differences are attributable, at least in part to credit quality. Increases in expected cash flows are recognized prospectively through adjustment of the internal rate of return (“IRR”) while decreases in expected cash flows are recognized as impairment.

Under both the guidance of SOP 03-3 and PB-6, as amended, when expected cash flows are higher than prior projections, the increase in expected cash flows results in an increase in the IRR and therefore, the effect of the cash flow increase is recognized as increased revenue prospectively over the remaining life of the affected pool. However, when expected cash flows are lower than prior projections, SOP 03-3 requires that the expected decrease be recognized as impairment by decreasing the carrying value of the affected pool (rather than lowering the IRR) so that the pool will amortize over its expected life using the original IRR. A pool can become fully amortized (zero carrying balance on the balance sheet) while still generating cash collections. In this case, all cash collections are recognized as revenue when received.

Under the cost recovery method, no revenue is recognized until the Company has fully collected the cost of the portfolio, or until such time that the Company considers the collections to be probable and estimable and begins to recognize income based on the interest method as described above. For the periods and years presented herein, the Company had no consumer receivable portfolios accounted for under the cost recovery method.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consumer Receivables (Continued)

The Company estimates and capitalizes certain fees paid to third parties related to the direct acquisition of a portfolio of accounts. These fees are added to the cost of the individual portfolio and amortized over the life of the portfolio using the interest method. An offsetting liability is included as “Estimated court and media costs” on the balance sheet.

Estimated court and media costs were as follows:

	September 30, 2007	December 31, 2006

Estimated court and media costs	$7,309,904	$8,446,319

The Company establishes valuation allowances for all acquired loans subject to SOP 03-3 to reflect only those losses incurred after acquisition (that is, the present value of cash flows initially expected at acquisition that are no longer expected to be collected). Valuation allowances are established only subsequent to acquisition of the receivables. At September 30, 2007 and December 31, 2006, the Company had no valuation allowance on its consumer receivables.

Property and Equipment

Property and equipment, including improvements that significantly add to the productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed currently. Property and equipment are depreciated over their estimated useful lives using the straight-line method of depreciation. Software and computer equipment are depreciated over three to five years. Furniture and fixtures are depreciated over five years.

Office equipment is depreciated over five to seven years. Leasehold improvements are depreciated over the lesser of the estimated useful life or the remaining life of the lease, which ranges from three to ten years. When property is sold or retired, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is included in the statement of operations.

Income Taxes

The Company follows the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Based Compensation

The Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based transactions using APB No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated financial statements. SFAS No. 123R requires additional disclosures relating to the income tax and cash flow effects resulting from share-based payments. The Company adopted the modified prospective application method of SFAS No.123R, effective January 1, 2006, and the adoption of SFAS No. 123R had an immaterial impact on its consolidated results of operations and earnings per share. There were no outstanding awards at the date of adoption.

Additionally, regarding the treatment of non-employee stock based compensation, the Company follows the guidance of the Emerging Issues Task Force (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for acquiring, or in Conjunction with Selling, Goods or Services”.

Change in Presentation and Reclassifications

Certain amounts in previously issued financial statements were reclassified to conform to current presentations. These reclassifications had no effect on retained earnings.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

With respect to income recognition under the interest method, significant estimates have been made by management with respect to the collectibility of future cash flows of portfolios. The Company takes into consideration the relative credit quality of the underlying receivables constituting the portfolio acquired, the strategy implemented to maximize collections thereof as well as other factors to estimate the anticipated cash flows. Actual results could differ from these estimates making it reasonably possible that a change in these estimates could occur within one year. On a quarterly basis, management reviews the estimate of future cash collections, and whether it is reasonably possible that its assessment of collectibility may change based on actual results and other factors.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values for its financial instruments. The fair value of consumer receivables, tax certificates held, accounts payable, accrued expenses, borrowings and other assets are considered to approximate their carrying amount because they are (i) short term in nature and/or (ii) carry interest rates which are comparable to market based rates.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (FIN 48). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 will also require significant additional disclosures. This Interpretation will be effective for fiscal years beginning after December 15, 2006. The Company will implement this Interpretation in the first quarter of 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the potential impact this Interpretation will have on its financial position and results of operations, but does not believe the impact of the adoption will be material.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also will require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and will be adopted by us beginning in the first quarter of 2008. The Company is currently evaluating the potential impact this standard may have on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements.” Management has not determined whether the Company will voluntarily choose to measure any of its financial assets and financial liabilities at fair value. Management has not determined whether the adoption of this statement will affect its reported results of operations or financial condition.

In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 was issued in order to eliminate the diversity of practice in how public companies quantify misstatements of financial statements, including misstatements that were not material to prior years’ financial statements. The Company will initially apply the provisions of SAB 108 in connection with the preparation of its annual financial statements for the year ending December 31, 2006. The Company has evaluated the potential impact SAB 108 may have on its financial position and results of operations and does not believe the impact of the application of this guidance will be material.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 3 - INVESTMENTS

Properties Held for Sale

Properties held for sale consist of the following:

	September 30, 2007	December 31, 2006

Real property inventory	$6,071,307	$6,109,008
Assignments and judgments	749,505	24,697

Total properties held for sale	$6,820,812	$6,133,705

Tax Certificates Held and Accrued Interest Receivable

	September 30, 2007	December 31, 2006

Tax certificates held	$147,808	$243,796
Accrued interest	176,552	228,275

Total tax certificates held and accrued interest	$324,360	$472,071

NOTE 4 -CONSUMER RECEIVABLES

Consumer receivable activity consists of the following:

	For the Nine Months Ended		For the Years Ended

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005

Balance at beginning of period	$38,327,926	$17,758,661	$17,758,661	$3,237,852

Acquisitions and capitalized costs, net of returns	11,491,501	14,858,873	22,915,748	16,291,794
Amortization of capitalized costs	(44,397)	—	—	—

	11,447,104	14,858,873	22,915,748	16,291,794

Cash collections	(13,058,115)	(7,950,156)	(10,777,742)	(5,404,930)
Income recognized on finance receivables	9,901,507	5,653,159	8,431,259	3,633,945

Cash collections applied to principal	(3,156,608)	(2,296,997)	(2,346,483)	(1,770,985)

Balance at end of period	$46,618,422	$30,320,537	$38,327,926	$17,758,661

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 4 -CONSUMER RECEIVABLES (Continued)

As of December 31, 2006, the Company had $38,327,926 in consumer receivables. Based upon management’s current estimation of projected future collections, principal reductions will be as follows:

December 31,

2007	$6,136,832
2008	7,991,264
2009	9,642,643
2010	9,002,646
2011	5,554,541

Total	$38,327,926

As of September 30, 2007, the Company had $46,618,422 in consumer receivables. Based upon management’s current estimation of projected future collections, principal reductions will be as follows:

		September 30,

	2008	$8,689,584
	2009	10,988,193
	2010	11,084,377
	2011	11,576,736
	2012	3,974,378
	Thereafter	305,154

Total		$46,618,422

The accretable yield represents the amount of income the Company can expect to generate over the remaining lives of its existing portfolios based on estimated cash flows as of the nine months ended September 30, 2007 and 2006 and the years ended December 31, 2006 and 2005. Changes in the accretable yield are as follows:

	For the Nine Months Ended		For the Years Ended

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005

Balance at beginning of period	$29,643,803	$15,618,641	$15,618,641	$2,879,823
Income recognized on finance receivables	(9,901,507)	(5,653,159)	(8,431,259)	(3,633,945)
Additions	15,214,460	15,486,259	22,456,421	16,372,763

Balance at end of period	$34,956,756	$25,451,741	$29,643,803	$15,618,641

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at consist of the following:

	September 30, 2007	December 31, 2006

Office Equipment	$109,773	$103,889
Furniture and Fixtures	28,163	12,587
Leasehold Improvements	18,878	16,095

	156,814	132,571
Less: Accumulated Depreciation	(88,049)	(63,952)

	$68,765	$68,619

Depreciation expense for the year ended December 31, 2006 and 2005 was $32,518 and $26,287 and for the nine months ended September 30, 2007 and 2006 was $24,097 and $24,056, respectively.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 6 - LINES OF CREDIT

On January 27, 2005 (the “Closing Date”), Velocity entered into a Loan and Security Agreement (the “Loan Agreement”) with Wells Fargo Inc., a California corporation (the “Lender”), pursuant to which the Lender agreed to provide Velocity with a $12,500,000 credit facility to finance the acquisition of individual pools of unsecured consumer receivables that are approved by the Lender under specific eligibility criteria set forth in the Loan Agreement.

On the Closing Date, the following agreements were also entered into with the Lender: a Continuing Guaranty, under which the Company provides a secure guaranty of Velocity’s obligations under the Loan Agreement; a Security and Pledge Agreement, by and among the Company and the Lender, under which the Company pledged all of the Company’s assets to secure the credit facility; and a Subordination Agreement, by and among the Company and the Lender. In addition, three of our executive officers provided joint and several limited guarantees of Velocity Investment’s obligations under the Loan and Security Agreement.

Use of the senior credit facility is subject to Velocity complying with certain restrictive covenants under the Loan and Security Agreement, including but not limited to: a restriction on incurring additional indebtedness or liens; a change of control; a restriction on entering into transactions with affiliates outside the course of Velocity Investments ordinary business; and a restriction on making payments to Velocity Asset Management, Inc. in compliance with the Subordination Agreement. In addition, Velocity has agreed to maintain certain ratios with respect to outstanding advances on the credit facility against the estimated remaining return value on Wells Fargo financed portfolios, and, Velocity has agreed to maintain at least $6,000,000 in member’s equity and subordinated debt. The Company has also agreed to maintain at least $21,000,000 in stockholder’s equity and subordinated debt for the duration of the facility.

Pursuant to the Loan Agreement, the Lender has agreed to advance to Velocity up to $12,500,000 to be used to finance up to 60% of the purchase price of individual pools of unsecured consumer receivables that are approved by the Lender under specific eligibility criteria set forth in the Loan Agreement. The interest rate on the loan was 3.50% above the prime rate of Wells Fargo Bank, N.A. Amounts borrowed under the credit facility had been due and payable ratably over a twenty-four month period.

On February 27, 2006, Velocity entered into a First Amendment to the Loan Agreement with the Lender, pursuant to which the Lender agreed to amend the Loan Agreement dated January 27, 2005. Pursuant to the Amended and Restated Loan Agreement, the Lender extended the Credit Facility until January 27, 2009 and agreed to increase the advance rate under the credit facility to 67.5% of the purchase price of individual pools of unsecured consumer receivables that are approved by the Lender. The Lender also agreed to reduce the interest rate on the loan from 3.50% above the prime rate of Wells Fargo Bank, N.A. to 2.50% above such prime rate. In addition, repayment terms under the credit facility were extended to thirty months.

On May 19, 2006, as a result of the Series A 10% Convertible Preferred Stock Offering (the “offering”) discussed in NOTE 12 - PREFERRED STOCK OFFERING, the Lender agreed to reduce the interest rate on Velocity’s credit facility from 2.50% to 1.50% above the prime rate of Wells Fargo Bank, N.A. immediately and increase the advance rate on the credit facility to 75.0% effective June 1, 2006. The rate of interest at December 31, 2006 was 9.75%.

On December 8, 2006, Velocity entered into a Second Amendment to the Loan Agreement with the Lender, pursuant to which the Lender agreed to amend the Loan Agreement dated January 27, 2005. Pursuant to the Amended and Restated Loan Agreement, the Lender agreed to temporarily increase the credit facility up to $14,500,000 until March 8, 2007.

On February 23, 2007, Velocity entered into a Third Amendment to the Loan and Security Agreement (the “Loan Agreement”) with Wells Fargo Inc., a California corporation (the “Lender”), dated January 27, 2005. Pursuant to the Loan Agreement, as amended and restated, the Lender agreed to permanently increase the credit facility up to $17,500,000. In addition, Velocity agreed to maintain certain ratios with respect to outstanding advances on the credit facility against the estimated remaining return value on Wells Fargo financed portfolios, and to maintain at least $6,500,000 in member’s equity plus 50% of Velocity’s net income for each calendar quarter that ends on or after September 30, 2007. The Company has also agreed to maintain at least $21,000,000 in stockholder’s equity plus 50% of the net income of the Company for each calendar quarter that ends on or after June 30, 2007.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 6 - LINES OF CREDIT (Continued)

As of September 30, 2007 and December 31, 2006, the Company had $16,801,758 and $13,791,388 outstanding on the credit facility, respectively.

The maturity date of the credit facility is January 27, 2009.

On June 14, 2007, the Company entered into an agreement to secure a revolving credit line in the maximum principal sum of $800,000 with Northern State Bank. During the term of the credit line, interest shall accrue on the outstanding principal balance of the credit line at a rate of the lenders’ prime rate plus one-half percent per annum. The Company can draw upon the credit line during the twelve month period commencing on June 14, 2007. Any sums loaned under the note may be repaid at any time, without premium or penalty, and reborrowed from time to time, until July 1, 2008. Payments of interest only are due on the 1st day of each and every month until July 1, 2008, on which date the entire balance or principal, interest and fees then unpaid shall be due and payable. The credit line is secured by various mortgages of real property held and owned by the Company’s subsidiary, J. Holder, Inc. The Company had $641,000 outstanding on the credit line as of September 30, 2007.

As of September 30, 2007 and December 31, 2006, the Company had an aggregate of $17,442,758 and $13,791,388 outstanding on its credit facilities, respectively.

Annual minimum principal payments due as of December 31, 2006 are as follows:

2007	$7,340,924
2008	5,512,260
2009	938,204

$13,791,388

Annual minimum principal payments for each of the twelve month periods ended September 30 are as follows:

September 30

2008	$8,604,427
2009	7,969,963
2010	868,368

$17,442,758

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 7 - NOTES AND MORTGAGES PAYABLE
	September 30, 2007	Decemeber 31, 2006

On June 2, 2005, J. Holder, Inc. acquired a residential property in Melbourne, Florida (the “Melbourne Property”). Acquisition financing of $3,350,000 was provided by a group of investors (“Investors Group”), including J. Holder, Inc., that will receive 10% per annum and 2% of the loaned amount along with a pro rata share of 20% of the net profit realized by J. Holder, Inc. upon the sale of the property. Of the $3,350,000 in financing, $2,170,000 was obtained from related parties -- See NOTE 9 - RELATED PARTY TRANSACTIONS. On September 19, 2006, $400,000 of the outstanding note was redeemed by J. Holder, Inc. As part of the redemption, $51,222 of accrued interest was forgiven, but not the pro-rata share of the profits.

	$2,950,000	$2,950,000

On April 15, 2005, the Company issued three promissory notes in the principal amounts of $100,000, $150,000 and $100,000 to accredited investors -- See NOTE 8 - RELATED PARTY TRANSACTIONS in a private placement. Each of the notes bore interest at the rate of 7% per annum and interest was payable in quarterly installments commencing September 30, 2005. The entire principal for each note was initially due and payable on April 15, 2006 unless the holder thereof provided written notice 90 days prior to April 15, 2006 that it elected to extend the note, in which event, the entire principal amount would become due and payable on April 15, 2007. On May 14, 2006, the $150,000 promissory note was redeemed at the Company’s option. The remaining notes were extended. As of December 31, 2006, the remaining notes in the aggregate amount of $200,000 were held by a related party to the president and CEO. These notes are due and payable on April 15, 2007. This note was extended through April 15, 2008.

	200,000	200,000

On April 25, 2007, the Company issued two promissory notes of $35,000 and $200,000 to accredited investors in a private placement. Each of the notes bears interest at a rate of 10% per annum plus 15% of the net profit related to the sale of specified real property owned by the Company’s subsidiary, J. Holder, Inc. All amounts owed are due no later than April 25, 2008 and may be redeemed at any time before the due date without penalty.	235,000	—

Total notes payable	$3,385,000	$3,150,000

NOTE 8 - CONVERTIBLE SECURED DEBENTURES

On October 27, 2005, the Company issued a 10% Secured Convertible Debenture, due April 27, 2007, in the aggregate principal amount of $1.8 million (the “Debenture”). In addition, the Company issued a warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of $3.10 per share.

The Debenture was issued with an initial conversion price of $4.00 per share. The Debenture bore interest at 10% per annum, payable monthly on the first day of each calendar month, beginning on November 1, 2005. Interest was payable in cash or, at the Company’s option, in shares of common stock provided certain conditions were satisfied. The holder of the Debenture was granted (i) a security interest in the assets of the Company, and (ii) a pledge of VAMI’s ownership of its subsidiaries, which is subject to existing liens, existing indebtedness, permitted liens and permitted indebtedness. Additionally, the subsidiaries guaranteed the obligations of the Company under the Debenture. The Debenture was also guaranteed personally by John C. Kleinert, the Company’s President and Chief Executive Officer, W. Peter Ragan, Sr., the Company’s Vice President and W. Peter Ragan, Jr., President of Velocity.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 8 - CONVERTIBLE SECURED DEBENTURE (Continued)

The holder may not exercise the warrant to the extent that, after giving effect to exercise, as the case may be, the holder would beneficially own in excess of 4.99% of the outstanding common stock of the Company.

On April 1, 2006, the holder extended the initial payment due date of the Debenture to June 1, 2006, and in consideration thereof, the Company issued an additional warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $3.10 per share. On May 19, 2006, the Company used $1,823,000 of the proceeds related to a preferred stock offering to repay in full the interest and principal under the Debenture.

On June 29, 2007, VAMI consummated an initial closing (final closing July 27, 2007) of its private placement offering of 10% Convertible Subordinated Notes (the “Notes”) due 2017 (the “Offering”) to accredited investors (“Investors”). The Notes were offered and sold pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were sold by the Company through an NASD member firm which served as placement agent. In connection with the Offering, the Company issued the Notes and also entered into a Subscription Agreement with each of the Note holders.

Pursuant to the Offering, the Company has issued Notes in the aggregate principal amount of $2,350,000. Interest on the Notes is payable monthly in arrears commencing on September 30, 2007. The Notes are subordinated in liquidation preference and in right of payment to all of the Company’s existing debt. The Notes are senior in right of payment and in liquidation preference to any future long term debt of the Company. To the extent the Company were to complete a subsequent financing with the placement agent on or before March 29, 2008 (“Subsequent Financing”), the Notes will automatically convert into the underlying securities (either convertible debt or preferred stock) sold in the Subsequent Financing (the “Underlying Securities”). To the extent the new issue in the Subsequent Financing contains an interest rate less than 10% per annum; the exchange ratio of the Notes will automatically adjust to maintain a 10.0% yield. To the extent the Company does not complete a Subsequent Financing; the Notes may be converted, at the option of the holder, into shares of the Company’s common stock at a price of $2.50 per share, subject to certain adjustments.

The Company used the net proceeds from the Offering primarily for the purchase of portfolios of consumer receivables and for general corporate purposes, including working capital.

For its services in connection with the Offering, the placement agent received a placement fee computed at the rate of 7% of the aggregate principal amount of the Notes sold. In addition, the Company paid an accountable expense allowance of 1% of the aggregate principal amount of the Notes sold. As a result, after other Offering expenses of approximately $41,500 (legal and blue sky filing fees), the Company received net proceeds of approximately $2,125,500. Costs of $224,500 related to this offering have been capitalized and will be amortized over the life of the notes.

NOTE 9 - RELATED PARTY TRANSACTIONS

The Company has a note receivable from an officer and related party. For the assignment of membership interests in Ridgedale Avenue Commons, LLC, and Morris Avenue Commons, LLC, previously owned by J. Holder, Inc., the Company is holding a promissory note in the sum of $205,000, along with interest at the rate of 12% which shall accrue only on and after December 31, 2007, by means of one lump sum payment of principal and accrued interest on August 25, 2008.

Of the $3,350,000 in acquisition financing on the Melbourne Property referenced in NOTE 7, $1,270,000 was provided by Dr. Michael Kelly and Mr. David Granatell, who subsequently became members of the Board of Directors. Additionally, Mr. Robert Kleinert and Ms. Cornelia Yoke, related parties of the President and CEO of the Company, provided an additional $900,000 of financing in connection with the financing. Interest on related party notes with respect to the Melbourne Property accrued in the amounts of $216,528 and $171,397 for the years ended December 31, 2006 and 2005. Interest paid to other related parties as referenced in NOTE 7 totaled $18,269 and $9,917, for the years ended December 31, 2006 and 2005.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 9 - RELATED PARTY TRANSACTIONS (Continued)

	For the Nine Months Ended		For the Years Ended

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005

Interest incurred to related parties	$175,059	$172,272	$234,797	$181,314

In connection with the Company’s independent consulting agreement with The Del Mar Consulting Group Inc., two of the Company’s executive officers, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. granted an option to RB & AJ Associated Holdings, Inc., a corporation majority owned by the president of the consulting group, to purchase 13,600 warrants owned by the executive officers to purchase an aggregate of 85,000 (42,500 from each) shares of common stock at $1.04 per share. In addition, the executive officers granted an employee of the Consultant an option to purchase 2,400 warrants owned by the executive officers to purchase an aggregate of 15,000 (7,500 from each) shares of common stock at $1.04 per share. Both of these options were exercised on March 15, 2005.

Until June 1, 2005, the Company’s business office at 3100 Route 138 West, Wall, NJ 07719 had been leased for a two year period from a company owned by Messrs. Ragan & Ragan. Total payments under the lease amounted to $3,750 for the year ended December 31, 2005.

The Company engages Ragan & Ragan, PC an entity owned by Messrs. Ragan & Ragan, to pursue legal collection of its receivable portfolios with respect to obligors and properties located in the State of New Jersey. The fee arrangements between the Company’s subsidiaries Velocity, J. Holder and VOM and Ragan & Ragan, P.C., each dated as of January 1, 2005, have been reviewed and approved by all the members of a committee appointed by the Board of Directors other than Mr. Ragan, Sr. who abstained. John C. Kleinert and James J. Mastriani comprised the committee. In May 2007, the fee arrangements were approved by Unanimous Written Consent of the Board of Directors other than Mr. Ragan, Sr. who abstained.

Ragan and Ragan, P.C. routinely advances court costs associated with their servicing of consumer receivable portfolios, which are subsequently reimbursed by the Company. These costs are included in the estimated court and media costs in the consolidated balance sheets.

Legal fees paid to Ragan & Ragan, P.C., by the individual subsidiaries were as follows:

	For the Nine Months Ended		For the Years Ended

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005

Velocity Investments, LLC	$868,761	$951,899	$1,225,577	$1,062,196
J. Holder, Inc.	4,500	10,139	10,139	63,574
VOM, LLC	223	2,359	5,528	15,013

	$873,484	$964,397	$1,241,244	$1,140,783

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 10 - STOCK BASED COMPENSATION

Stock Based Consideration to Employees

The 2004 Equity Incentive Program of the Company, (the “Employee Plan”) authorizes the issuance of up to 1,000,000 shares of common stock in connection with the grant of options or issuance of restricted stock awards.

To the extent that the Company derives a tax benefit from options exercised by employees, if any, such benefit will be credited to additional paid-in capital when realized on our income tax return. There were no tax benefits realized by the Company. No options have been granted to date.

During the year ended December 31, 2006, the Company has issued restricted stock awards. Prior to the year ended December 31, 2006, the Company had not issued any restricted stock awards. The following summarizes the transactions of shares of common stock under the Employee Plan through December 31, 2006:

				Stock-Based Compensation Expense

				For the Nine Months Ended		For the Years Ended

Employee	Number of Shares Granted	Number of Shares Vested	Market Value	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005

James J. Mastriani	200,000	125,000	1.55	$116,250	$155,000	$200,000	$—
Craig Buckley	25,000	25,000	1.50 to 1.90	—	12,000	44,300	—
Adam Atkinson	3,000	3,000	1.50 to 1.90	—	1,500	5,300	—
Lisa Cullen	3,000	3,000	1.50 to 1.90	—	1,500	5,300	—
Kristina Vingara	1,000	1,000	1.90	—	—	1,900	—

				$116,250	$170,000	$256,800	$—

Mr. Mastriani’s remaining shares will vest in increments of 25,000 shares on February 27, 2007, May 27, 2007 and August 27, 2007, provided that he is employed by the Company on each date. As of September 30, 2007, all of Mr. Mastriani’s shares had vested.

In accordance with SFAS 123(R), the Company recorded approximately $256,800 of expense related to grants of common stock which vested during the year ended December 31, 2006.

The Company recorded approximately $116,250 of expense related to grants of common stock which vested during the nine month period ended September 30, 2007. For the nine month period ended September 30, 2007, there were no tax benefits realized related to stock based compensation issued to employees in 2006.

The intrinsic value for restricted stock is calculated based on the market price of our Common Stock as of the end of the period. As of December 31, 2006, approximately $142,500 of unrecognized stock compensation expense on 75,000 shares of Common Stock related to unvested restricted stock awards (net of estimated forfeitures) is expected to be recognized through August 2007.

Stock Based Consideration to Non-employees

On September 1, 2005, the Company entered into an Independent Consulting Agreement (the “Agreement”) with Lomond International, Inc., an unrelated corporation (the “Consultant”), pursuant to which the Consultant agreed to provide certain specified business advisory services for a period of one year. As compensation for such services, the Company agreed to sell to the Consultant, as a commencement bonus, a warrant to purchase 50,000 shares of the Company’s common stock with an exercise price of $2.50 per share, and an expiration date of September 30, 2009, for an aggregate purchase price of $2,500. The warrant will participate in all forward and reverse stock splits and stock dividends and will have a one-time piggy-back registration right on the warrant and the shares of common stock underlying the warrant. On November 11, 2005, the Business Advisory Agreement, dated September 1, 2005, between the Company and Lomond International, Inc. was amended, retroactive to the date of the agreement, to eliminate any compensation payable by the Company to Lomond International Inc. in connection with any debt or equity investment of any kind. As consideration for such amendment, Lomond was paid a fee of $25,000.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 11 - COMMON STOCK OFFERING

On September 26, 2007, VAMI consummated a closing of its private placement offering (the “Offering”) of shares of common stock (the “Shares”) and warrants to purchase shares of common stock (the “Warrants”, together with the Shares, the “Securities”) to accredited investors (“Investors”). The Securities were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the Offering, the Company issued the Securities and also entered into a Securities Purchase Agreement and a Registration Rights Agreement with the investors in the Offering (the “Investors”). The Registrant sold an aggregate of 675,000 Shares at a purchase price of $2.00 per Share and delivered Warrants to purchase an aggregate of 165,000 Shares. Net proceeds from the financing were to be used primarily for working capital purposes including, but not limited to, the purchase of distressed consumer receivable portfolios.

The Warrants entitle the holders to purchase shares of the Company’s common stock reserved for issuance hereunder (the “Warrant Shares”) for a period of three years from the date which is six months after the date of issuance at an exercise price of $2.50 per share. The Warrants contain certain anti-dilution rights on terms specified in the Warrants. In addition, pursuant to the Securities Purchase Agreement, the Investors will be entitled to additional shares of common stock if, during the six month period after the Initial Closing, the Company sells or issues additional shares of Common Stock, or securities (debt and/or equity) convertible into common stock, with a purchase, exercise or conversion price of less than $2.00.

Pursuant to the Registration Rights Agreement, the Company agreed to file with the Securities and Exchange Commission a registration statement on appropriate form providing for the resale by the investors of the Shares and the Warrant Shares. The Company agreed to file the registration statement within 45 days of the initial closing and to use its best efforts to cause the registration statement to become effective within 90 or 120 days, depending on the nature of the review. If such Registration Statement is not filed within the required timeframe, or does not become effective within the required timeframe, or does not remain effective for any thirty (30) consecutive days, the Company has agreed to pay to the Investors an amount in cash equal to 1% of the aggregate purchase price paid by the Investors for each 30 day period following the deadline in which the Registration Statement is not declared effective; provided, however, that the aggregate liquidated damages paid to the Investors shall not exceed 8% of the aggregate purchase price paid by the Investors or $138,000; provided further, however, that if the number of shares registered in the Registration Statement is reduced, then the holders of the shares not included in the Registration Statement shall not be entitled to liquidated damages. At September 30, 2007, the Company views the likelihood of having to make any payments under the registration rights arrangement as remote, and therefore, the carrying amount of the liability representing the Company’s registration rights obligations is $0. The registration statement for the Offering was filed on November 9, 2007.

NOTE 12 - PREFERRED STOCK OFFERING

On May 18, 2006, the Company consummated its public offering (the “offering”) of 1,200,000 shares of Series A 10% Convertible Preferred Stock (“Preferred Stock”) resulting in gross proceeds of $12,000,000 to the Company. The underwriters were granted an over allotment option to purchase up to an additional 180,000 shares of Preferred Stock with an exercise price of $10.00 per share. The underwriters were also issued a warrant to purchase 120,000 shares of Preferred Stock with an exercise price of $10.00 per share. The public price per share for the offering was $10.00. The shares of Series A Convertible Preferred Stock are listed on the American Stock Exchange under the symbol JVI.PR.

Each share of Preferred Stock is convertible into four (4) shares of Common Stock. If after May 18, 2009, the Company’s common stock exceeds the conversion price of the Preferred Stock by more than 35% and is traded on a national exchange, the Company may terminate the conversion right. If the Company issues a conversion cancellation notice, the Company will have the right to redeem the stock after May 18, 2008 for cash, at the Company’s option, at $10.00 per share, plus accrued and unpaid dividends to the redemption date. On May 31, 2006, the underwriters exercised their over allotment option to purchase 180,000 shares of the Preferred Stock at $10.00 per share.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 13 - EARNINGS PER SHARE

Basic earnings per share are computed using the weighted average number of shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of shares outstanding during each period, plus the incremental shares outstanding assuming the conversion of preferred shares and convertible debt to common shares and the exercise of dilutive stock options. Outstanding options and warrants to non-employees convertible into 1,342,160 and 1,177,160 shares of common stock for the nine months ended September 30, 2007 and 2006, respectively, and 1,177,160 and 1,127,160 shares of common stock for the year ended December 31, 2006 and 2005, respectively, were not included in the income per share calculation because their effect would have been anti-dilutive. Convertible preferred stock, convertible into 5,520,000 and 2,487,033 shares of common stock at September 30, 2007 and 2006, respectively, and 5,520,000 shares of common stock at December 31, 2006 were not included in the income per share because their effects would have been anti-dilutive. Convertible notes, convertible into 313,187 and 277,951 shares of common stock for the nine months ended September 30, 2007 and 2006, respectively, and 208,463 for the year ended December 31, 2006, respectively, were not included in the income per share calculation because their effect would have been anti-dilutive.

The following table sets forth the computation of basic and diluted earnings per share:

	For the Nine Months Ended		For the Years Ended

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005

Numerator:
Net income	$1,560,149	$703,723	$1,318,690	$473,867
Preferred dividend	(1,035,000)	(506,005)	(851,005)	—

Net income attributable to common shareholders - Basic and Diluted	$525,149	$197,718	$467,685	$473,867

Denominator:
Weighted average shares - Basic	16,176,207	15,980,409	16,008,653	15,937,002
Effect of dilutive instruments:
Stock options	1,693,029	1,304,932	1,268,224	1,803,108

Weighted average shares - Diluted	17,869,236	17,285,341	17,276,877	17,740,110

Net income per common share - Basic	$0.03	$0.01	$0.03	$0.03

Net income per common share - Diluted	$0.03	$0.01	$0.03	$0.03

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 14 – INCOME TAXES

The provision for corporate income taxes consists of the following:

	For the Nine Months Ended		For the Years Ended

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005

Current:
Federal	$821,552	$314,278	$765,072	$274,666
State	345,038	156,359	366,069	65,017

Total	1,166,590	470,637	1,131,141	339,683

Deferred tax (benefit) expense
Federal	(29,000)	35,500	(103,000)	49,820
State	(25,200)	(23,600)	(56,100)	12,080

Total deferred tax (benefit) expense	(54,200)	11,900	(159,100)	61,900

Total current and deferred tax expense	$1,112,390	$482,537	$972,041	$401,583

The tax effect of temporary differences that make up the significant components of the deferred tax asset and liability for financial reporting purposes for the periods ended September 30, 2007 and 2006 and the years ended December 31, 2006 and 2005 are as follows:

	For the Nine Months Ended		For the Years Ended

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005

Deferred tax asset
Net operating loss carryforwards	$178,400	$584,000	$176,100	$506,600
Stock compensation	33,500	—	110,400	—
Accrued interest	52,800	—	30,000	—
Impairment of property held for sale	95,000	—	—	—
Section 263(a)	47,500	—	38,700	—

	407,200	584,000	355,200	506,600
Deferred tax liability
Depreciation and amortization	(20,900)	(24,600)	(23,100)	(30,200)

Net deferred income taxes	386,300	559,400	332,100	476,400

Valuation allowance	(25,200)	(423,500)	(25,200)	(328,600)

Total	$361,100	$135,900	$306,900	$147,800

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 14 - INCOME TAXES (Continued)

Velocity Asset Management, Inc. generated net operating losses prior to its acquisition of STB. As a result of the reverse acquisition, the ownership change of Velocity Asset Management, Inc. as of February 3, 2004 limits and reduces the future utilization of the Company’s net operating loss carryforwards. These pre-reverse acquisition net operating loss carryforwards will be limited and reduced based upon the applicable Federal and New Jersey rules. Any net operating loss carryforwards for future tax years will be available to offset future taxable income of the consolidated group subject to an annual limit per the Internal Revenue Code Section 382.

At December 31, 2006, the Company had unused net operating loss carry forwards of approximately $464,100 for Federal purposes and $203,600 for New Jersey purposes. These net operating losses may provide future income tax benefits of approximately $150,900, which will expire between the years 2007 and 2023. The ability to utilize such losses is dependent upon the Company’s ability to generate taxable future income as well as the annual limit per the Internal Revenue Code Section 382 versus the expiration dates of the losses. Because some of the losses are due to expire prior to fully utilizing the carry forwards, a valuation reserve has been established equal to the amount expected to expire unused.

At September 30, 2007, the Company had unused net operating loss carryforwards of approximately $425,400 for Federal purposes and $373,000 for New Jersey purposes. These net operating losses may provide future income tax benefits of approximately $153,200 which will expire between the years 2007 and 2023. The ability to utilize such losses is dependent upon the Company’s ability to generate taxable future income as well as the annual limit per the Internal Revenue Code Section 382 versus the expiration dates of the losses. Because some of the losses are due to expire prior to fully utilizing the carryforwards, a valuation reserve has been established for an amount equal to the expected expired amount.

A reconciliation of the provision for income taxes attributable to income on continuing operations computed at the Federal statutory rate to the reported provision for income taxes follows:

	For the Nine Months Ended		For the Years Ended

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005

Tax provision at Federal statutory rate	34.00%	34.00%	34.00%	34.00%
Utilization of net operating loss	-1.45%	-3.27%	-2.49%	-2.26%
State income taxes	9.00%	9.00%	9.00%	9.00%
Change in valuation allowance for deferred tax assets	-2.03%	1.00%	-8.24%	-8.03%
Permanent differences	0.32%	0.68%	0.00%	0.00%
Non-deductible expenses	5.89%	1.13%	12.37%	10.73%
Other (permanent differences, overaccrual, etc)	-4.11%	-1.87%	-2.21%	2.43%

Total	41.62%	40.67%	42.43%	45.87%

NOTE 15 - OUTSTANDING WARRANTS AND OPTIONS

At December 31, 2004, the Company had issued and outstanding warrants to purchase 5,358,503 shares of its common stock at a price ranging from $1.04 to $2.50 per share. A portion of the warrants (2,999,500, as adjusted for the 13:1 reverse stock split) were granted pursuant to the Merger Agreement effective February 3, 2004 and expire after a period of five years. The balance of the warrants (2,359,003) was granted pursuant to private offerings and/or in lieu of services rendered and expires after a period of five years.

At December 31, 2005, the Company had outstanding warrants to purchase 3,965,839 shares of its common stock at prices ranging from $1.04 to $2.50 per share. The first warrants (3,199,500 shares of common stock, as adjusted for the 13:1 reverse stock split) were granted pursuant to the Merger Agreement effective February 3, 2004 and expire after a period of five years. The second warrants (716,339 shares of common stock) were granted pursuant to private offerings and/or in lieu of services rendered and expire after a period of five years. The remaining warrants (50,000 shares of common stock) were granted as compensation to an independent consultant in lieu of services rendered and have an expiration date of September 30, 2009. The remaining warrant (200,000 shares of common stock) was granted in connection with the October 2005 convertible debt financing and has an expiration date of October 10, 2010.

VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2007 and 2006 and audited for the information related to December 31, 2006 and 2005)

NOTE 15 - OUTSTANDING WARRANTS AND OPTIONS (Continued)

At December 31, 2006, the Company had outstanding warrants to purchase 4,376,660 shares of its common stock at prices ranging from $1.04 to $3.10 per share. The first warrants (3,199,500 shares of common stock, as adjusted for the 13:1 reverse stock split in April 2004) were granted pursuant to the Merger Agreement effective February 3, 2004 and expire after a period of five years. The second warrants (677,160 shares of common stock) were granted pursuant to a private offering as compensation for services rendered and expire on September 30, 2009. The remaining warrant (200,000 shares of common stock) was granted in connection with the October 2005 convertible debt financing and has an expiration date of October 10, 2010. On May 19, 2006, the Company entered into an amendment to the Securities Purchase Agreement, effective April 1, 2006, for the October 2005 convertible debt financing, pursuant to which it extended the initial payment due date of its outstanding Convertible Secured Debenture (“Debenture”) and issued to the holder thereof an additional warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $3.10 per share. The warrants became effective as of April 1, 2006.

At December 31, 2006, the Company had an option outstanding to an independent consultant (issued in 2005) in exchange for services rendered for 250,000 shares of common stock at an exercise price per share of $2.50.

NOTE 16 - COMMITMENTS

On May 2, 2007, the Company signed a lease with Donato at Wall 4, LLC (the “Donato Lease”) with respect to its new business office located at 1800 Route 34, Wall, New Jersey 07719. The Donato Lease covers 2,450 square feet of office space and commenced on July 1, 2007 with an initial term of five years (the “Term”). The Company has two options to extend the Term for a period of five years each. The total annual lease payment is $43,488, payable in equal monthly installments on or before the first of each month.

The future minimum lease payments for each of the twelve month periods ended September 30 are as follows:

September 30

2008	$43,488
2009	43,488
2010	43,488
2011	43,488
2012	32,616

Total	$206,568

The Company has entered into employment agreements with several officers with terms expiring through December 31, 2009.

NOTE 17 - SUBSEQUENT EVENTS

On October 11, 2007, Velocity Asset Management, Inc. consummated its second and final closing of its private placement offering of shares of common stock and warrants to purchase shares of common stock to accredited investors. The Securities were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. In connection with the Offering, the Company issued the Securities and also entered into a Securities Purchase Agreement and a Registration Rights Agreement with the investors in the Offering (the “Investors”). Together with the first closing, the Registrant sold an aggregate of 862,500 shares at a purchase price of $2.00 per share and delivered Warrants to purchase an aggregate of 172,500 shares of the Company’s common stock.

The Company received aggregate net proceeds of $1,596,500 from the placement, after payment of offering expenses of approximately $25,000 and commissions of approximately $82,500. The Company retained a registered FINRA broker dealer to act as placement agent. In addition, the placement agent is entitled to receive 2 year warrants to acquire 41,250 shares of the Company’s common stock. The registration statement for the Offering was filed on November 9, 2007.

The terms of the Securities are identical to the terms of the Securities described in NOTE 11 - COMMON STOCK OFFERING.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Velocity Asset Management, Inc.

$7,500,000

Units

PROSPECTUS

Anderson & Strudwick,
Incorporated

____________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

          Our certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasonably believed their conduct or action was in, or not opposed to, the best interest of our company.

          Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

Item 25. Other Expenses of Issuance and Distribution.

          The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us. The amounts listed below are estimates subject to future contingencies.

Securities and Exchange Commission Registration Fee	$487.26
FINRA Filing Fee	1,000.00
Printing Expenses*	15,000.00
Accounting Fees and Expenses*	37,500.00
Legal Fees and Expenses*	75,000.00
Miscellaneous*	5,000.00

TOTAL	$133,987.26

*	Estimated and subject to amendment

Item 26. Recent Sales of Unregistered Securities.

          On July 27, 2007, we consummated the final closing of our private placement offering of 10.0% convertible subordinated notes in the aggregate principal amount of $2,350,000, due 2017 to accredited investors. The notes were sold by us through Anderson & Strudwick, which served as placement agent. The notes were offered and sold pursuant to exemption from registration under Section 4(2) of the Securities Act. The notes will be subordinated in liquidation preference and in right of payment to all of our existing debt and senior in right of payment and in liquidation preference to any of our future “long term” debt.

          On October 11, 2007, we consummated our second and final closing of our private placement offering of shares of common stock and warrants to purchase shares of common stock to accredited investors. We offered these securities pursuant to an exemption from registration under Section 4(2) of the Securities Act. In connection with this offering, we issued the Securities and also entered into a Securities Purchase Agreement and a Registration Rights Agreement with the investors in the 2007 Private Offering. Together with the first closing, we sold an aggregate of 862,500 shares at a purchase price of $2.00 per share and delivered warrants to purchase an aggregate of 172,500 shares of our common stock. We received aggregate net proceeds of $1,596,500 from the placement, after payment of offering expenses of approximately $25,000 and commissions of approximately $82,500. We retained a registered FINRA broker dealer to act as placement agent. In addition, the placement agent is entitled to receive 2 year warrants to acquire 41,250 shares of the Company’s common stock. The registration statement for the 2007 Private Offering was filed on November 9, 2007 and was declared effective on November 21, 2007.

Item 27. Exhibits.

          The following exhibits are filed with this registration statement.

INDEX TO EXHIBITS

Exhibit Number	Title	Reference

1.1	Form of Underwriting Agreement by and between the Company and Anderson & Strudwick, Inc.	**
2.1	Agreement and Plan of Merger dated as of February 3, 2004, by and among Tele-Optics, Inc., TLOP Acquisition Company, L.L.C., STB,Inc., John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr.	A
3.1	Certificate of Incorporation	B
3.2	Amendment to Certificate of Incorporation	C
3.3	Amended and Restated By-laws	O
3.4	Certificate of Designation	U
4.1	Specimen Common Stock Certificate	D
4.2	Form of Subscription Agreement	E
4.3	Loan and Security Agreement, dated as of January 27, 2005, by and between Velocity Investments, LLC and Wells Fargo Inc.	F
4.4	General Continuing Guaranty, dated January 27, 2005, executed by Registrant in favor of Wells Fargo Inc.	F
4.5	Security and Pledge Agreement, dated as of January 27, 2005, by and between Registrant and Wells Fargo Inc.	F
4.6	Subordination Agreement, dated as of January 27, 2005, by and between Registrant and Wells Fargo Inc.	F
4.7	Form of promissory note issued on April 15, 2005	L
4.8	10% Convertible Debenture due April 27, 2005	O
4.9	Common Stock Purchase Warrant	O
4.10	Warrant to Purchase 100,000 Shares of Series A Convertible Preferred Stock	T
4.11	Specimen Series A Convertible Preferred Stock Certificate	T
4.12	Common Stock Purchase Warrant	V
4.13	Amended 10% Convertible Secured Debenture	V
4.14	Form of Common Stock Warrant	Z
4.15	Form of Warrant to be issued pursuant to the underwriting agreement by and between the Company & Anderson & Strudwick, Inc.	**
4.16	Form of Underwiter’s Warrant to be issued pursuant to the underwriting agreement by and between the Company & Anderson & Strudwick, Inc.	**
4.17	Form of Warrant Agreement by and between the Company and American Stock Transfer & Trust Co.	**
5.1	Opinion of Ellenoff Grossman & Schole LLP	*
10.1	Business Advisory Agreement, dated as of February 5, 2004, by and between Lomond International, Inc. and Registrant	G
10.2	Employment Contract, dated as of September 8, 2004, by and between Registrant and James J. Mastriani	H
10.3	Independent Consulting Agreement, dated December 16, 2004, between Registrant and The Del Mar Consulting Group, Inc.	I
10.4	Non-qualified Stock Option Agreement, dated December 16, 2004, Between Registrant and The Del Mar Consulting Group, Inc.	I
10.5	Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and STB, Inc. (n/k/a Velocity Asset Management, Inc.)	J
10.6	Addendum, dated September 1, 2004, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and Registrant	J
10.7	Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and J. Holder, Inc.	J
10.8	Addendum, dated September 1, 2004, to Employment Agreement, dated As of January 1, 2004, between John C. Kleinert and J. Holder, Inc.	J
10.9	Employment Agreement, dated as of January 1, 2004, between Velocity Investments, LLC and W. Peter Ragan, Jr.	J
10.10	Addendum, dated September 1, 2004, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments, LLC	J

10.11	Employment Agreement, dated as of January 1, 2004, between VOM, LLC and W. Peter Ragan, Sr.	J
10.12	Addendum, dated September 1, 2004, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC	J
10.13	Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and Velocity Investments, LLC	J
10.14	Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and VOM, LLC	J
10.15	Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and J. Holder, Inc.	J
10.16	Addendum, dated January 1, 2006, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and Registrant	J
10.17	Addendum, dated January 1, 2006, to Employment Agreement, dated As of January 1, 2004, between John C. Kleinert and J. Holder, Inc.	J
10.18	Addendum, dated January 1, 2006, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments, LLC	J
10.19	Addendum, dated January 1, 2006, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC	J
10.20	Form of Legal Collection Agreement	J
10.21	Real Estate Joint Venture Agreement dated June 2, 2005	M
10.22	Business Advisory Agreement dated September 1, 2005	N
10.23	Securities Purchase Agreement dated October 27, 2005	O
10.24	Registration Rights Agreement dated October 27, 2005	O
10.25	Security Agreement dated October 27, 2005	O
10.26	Subsidiary Guarantee dated October 27, 2005	O
10.27	Amendment No. 1 to Business Advisory Agreement dated as of November 11, 2005	Q
10.28	Form of Director Indemnification Agreement	Q
10.29	First Amendment to Loan and Security Agreement by and between Wells Fargo Inc. and Velocity Investments, L.L.C. dated as of February 27, 2006	R
10.30	Addendum, dated January 1, 2006, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and Registrant	S
10.31	Addendum, dated January 1, 2006, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments, LLC	S
10.32	Addendum, dated January 1, 2006, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC	S
10.33	Amendment Agreement	V
10.34	Second Amendment to Loan and Security Agreement, dated December 8, 2006	X
10.35	Third Amendment to Loan and Security Agreement, dated December 8, 2006	X
10.36	Agreement of Lease, dated May 2, 2007	Y
10.37	Registration Rights Agreement, dated September 26, 2007	Z
14.1	Code of Ethics	S
16.1	Letter of Robert C. Seiwell, Jr. CPA	K

16.2	Letter of Robert C. Seiwell, Jr. CPA	W
21.1	Subsidiaries of the Registrant	P
23.1	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)	*
23.2	Consent of Weiser LLP	**
23.3	Cowan and Gunteski & Co., P.A.	**
31.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	S
31.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	S
32.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	S
32.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	S
99.1	Audit Committee Charter	S

*to be filed by Amendment

**filed herewith

A. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2004.

B. Incorporated by reference to Registrant’s Registration Statement on Form S-18 (File No. 33.13609A) filed with the Securities and Exchange Commission.

C. Incorporated by reference to Registrant’s Definitive Information Statement filed with the Securities and Exchange Commission on March 19, 2004.

D. Previously filed with Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

E. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2004.

F. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.

G. Incorporated by reference to Schedule 13D filed by Lomond International, Inc. with the Securities and Exchange Commission on March 10, 2004.

H. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004.

I. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.

J. Filed as part of Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-122062, filed with the Securities Exchange Commission on March 16, 2005.

K. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2004.

L. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2005.

M. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2005.

N. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2005.

O. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2005.

P. Filed as part of Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-130234, filed with the Securities Exchange Commission on December 29, 2005.

Q. Incorporated by reference to Registrant’s Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on December 2, 2005

R. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2006.

S. Incorporated by reference to Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006.

T. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2006.

U. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2006.

V. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2006.

W. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2006.

X. Incorporated by reference to Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 5, 2007.

Y. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2007.

Z. Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 27, 2007.

In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

Item 28. Undertakings.

          The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(i)	Include any prospectus required by Sections 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

	(iii)	To include any additional or changed material information on the plan of distribution;

(2)

For the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time shall be deemed to be the bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramsey, State of New Jersey, on the 19th day of December, 2007.

VELOCITY ASSET MANAGEMENT, INC.

By: /s/ John C. Kleinert

John C. Kleinert
Chief Executive Officer and President

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John C. Kleinert, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ John C. Kleinert	Chief Executive Officer, President, Chairman of the Board and Director (Principal Executive Officer)
December 19, 2007
John C. Kleinert

/s/ W. Peter Ragan Sr.	Vice President, Director	December 19, 2007

W. Peter Ragan Sr.

/s/ Steven Marcus	Director	December 19, 2007

Steven Marcus

/s/ Dr. Michael Kelly	Director	December 19, 2007

Dr. Michael Kelly

/s/ David Granatell	Director	December 19, 2007

David Granatell

/s/ James J. Mastriani	Chief Financial Officer, Chief Legal
	Officer, Secretary, Treasurer (Principal	December 19, 2007
James J. Mastriani	Accounting Officer)